Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

STREAMLINE HEALTH, INC.,

ARCH UNITED ACQUISITION, INC.,

UNIBASED SYSTEMS ARCHITECTURE, INC.

AND

BARRY M. RUNDQUIST, AS THE REPRESENTATIVE

Dated as of January 16, 2014

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		Page

10.13	Waiver of Jury Trial	66

10.14	Counterparts	66

10.15	Interpretation	66

10.16	Conflict Waiver	67

10.17	No Recourse	67

INDEX OF EXHIBITS

Exhibit	Description

A	Certificate of Merger

B	Escrow Agreement

C	Letter of Transmittal

D	Non-Competition, Non-Solicitation, No-Hire Agreement

E	Company Stockholder Approval

Annex

I	Net Working Capital Schedule

II	Stockholders Expected to Sign Non-Competition, Non-Solicitation, No-Hire Agreements

v

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of January 16, 2014, by and among Streamline Health, Inc., an Ohio corporation (“Buyer”), Arch United Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Buyer (“Merger Sub”), UNIBASED SYSTEMS ARCHITECTURE, INC., a Delaware corporation (the “Company”) and Barry M. Rundquist, as representative of the Company Stockholders (the “Representative”).

RECITALS

WHEREAS, the Boards of Directors of Buyer and the Company each determined that it is advisable and in the best interests of their respective stockholders for Buyer to acquire the Company upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Board of Directors of the Company (the “Company Board”) unanimously (a) approved this Agreement, the Merger and the other transactions contemplated by this Agreement (the “Transactions”), and (b) determined, subject to the terms of this Agreement, to recommend that the Company Stockholders adopt and approve this Agreement and approve the Merger;

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
DEFINITIONS

For all purposes of this Agreement, the following terms have the following respective meanings:

“Accounting Firm” has the meaning set forth in Section 2.7(d).

“Acquisition Proposal” means (i) any merger, liquidation, dissolution, recapitalization, reorganization, share exchange, consolidation or other business combination involving the Company, (ii) any issuance by the Company or sale, transfer or other disposition of the Company’s capital stock or other Equity Interests of the Company, or (iii) any acquisition or sale of a material portion of the total assets of the Company, in each case, other than the Transactions contemplated by this Agreement.

“Actual Cash” has the meaning set forth in Section 2.7(b).

“Actual Debt” has the meaning set forth in Section 2.7(b).

“Actual Fraud” means intentional fraud and not reckless or negligent misrepresentation.

“Actual Net Working Capital” has the meaning set forth in Section 2.7(b).

“Actual Transaction Expenses” has the meaning set forth in Section 2.7(b).

“Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Audited Financial Statements” has the meaning set forth in Section 3.7(a).

“Balance Sheet” has the meaning set forth in Section 3.7(a).

“Balance Sheet Date” has the meaning set forth in Section 3.7(a).

“Basket” has the meaning set forth in Section 8.3(b).

“Benefit Plans” has the meaning set forth in Section 3.10(a).

“Broker” has the meaning set forth in Section 6.6.

“Broker Agreement” has the meaning set forth in Section 6.6.

“Business” means the business of developing, marketing, installing, licensing and supporting various software products that are open, scalable, integrated client/server and web-based solutions, designed to meet the unique needs of healthcare and non-healthcare organizations and improve the coordination of healthcare and non-healthcare services throughout the United States.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions located in Atlanta, Georgia or St. Louis, Missouri are authorized or obligated by law or executive order to close.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer Certificate” has the meaning set forth in Section 2.7(b).

“Buyer Common Stock” means the common stock of Buyer.

“Buyer Indemnified Party” has the meaning set forth in Section 8.1.

“Buyer Indemnifying Parties” has the meaning set forth in Section 8.2.

“Buyer Material Adverse Effect” means any change, effect, event or occurrence, that, individually or in the aggregate with other changes, effects, events or occurrences, would reasonably be expected to prevent or materially delay or impair the ability of Buyer to consummate the Transactions.

“Buyer Representatives” has the meaning set forth in Section 5.2.

“Cash” means all cash, cash equivalents (including money market accounts, money market funds, money market instruments, certificates of deposit and demand deposits) and marketable securities less any liability for any outstanding checks or other items which are paid against the bank accounts of the Company (other than checks for the payment of trade payables of the Company to the extent such trade payables are included in the calculation of Net Working Capital).

“Certificate of Incorporation” means that certain Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on March 24, 1986, as amended.

“Certificate of Merger” shall have the meaning set forth in Section 2.2.

“Certificates” has the meaning set forth in Section 2.8(a).

“Claim Notice” has the meaning set forth in Section 8.6(a)

“Closing” has the meaning set forth in Section 2.2.

“Closing Balance Sheet” has the meaning set forth in Section 2.7(b).

“Closing Date” has the meaning set forth in Section 2.2.

“Closing Statement” has the meaning set forth in Section 2.6(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Approvals” has the meaning set forth in Section 3.5(b).

“Company Board” has the meaning set forth in the recitals to this Agreement.

“Company Charter Documents” has the meaning set forth in Section 3.2.

“Company Common Stock” has the meaning set forth in Section 3.4(a).

“Company Disclosure Schedule” has the meaning set forth in Article III.

“Company Governmental Approvals” has the meaning set forth in Section 3.5(a).

“Company Indemnified Party” has the meaning set forth in Section 8.2.

“Company Intellectual Property” has the meaning set forth in Section 3.13(b).

“Company Material Adverse Effect” means any event, circumstance, omission, change, occurrence or effect that, individually or in the aggregate with all other events, circumstances, omissions, changes, occurrences or effects: (i) has or would reasonably be expected to have in the future a material and adverse effect upon the assets, liabilities, business, condition (financial or otherwise), or results of operations of the Company; or (ii) that would reasonably be expected to prevent or materially delay or impair the ability of the Company or the Company Stockholders to consummate the transactions contemplated by this Agreement; provided, however, that none of the following shall be deemed in itself, or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:  any adverse change, effect, event, occurrence, state of facts or development arising from or relating to (a) the announcement or pendency of the Transactions, (b) changes affecting generally the industry in which the Company participates, the United States economy as a whole or the capital markets in general or the markets in which the Company operates; (c) changes in GAAP; (d) changes in Law; or (e) national or international political or social conditions, including, the commencement, continuation or escalation of a war, armed hostilities or other international or national calamity or act of terrorism directly or indirectly involving the United States, it being understood and agreed that in the case of any of clauses (b) through (e) above, only if and to the extent affecting the Company in a disproportionate manner relative to the other companies in the Company’s industry or market.

“Company Representatives” has the meaning set forth in Section 6.2(b).

“Company Software” has the meaning set forth in Section 3.13(b).

“Company Stockholder Approval” shall have the meaning set forth in Section 3.3(b).

“Company Stockholders” means the holders of Company Common Stock as of immediately prior to the Effective Time, taken together.

“Company Websites” has the meaning set forth in Section 3.23.

“Confidential Information,” when used in connection with the Confidentiality Agreement, has the meaning set forth in the Confidentiality Agreement.  The uncapitalized term “confidential information” has the meaning specified in the agreement or other documents with respect to which the term is applied.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement, dated September 25, 2012, by and between Mountain Summit Partners LLC, Buyer and the Company (referred to therein as “Will”).

“Contract” means any legally binding contract, agreement, instrument, permit, mortgage, license, sublicense, letter of intent, binding quotation, statement of work, contract order or purchase order (in each case, whether oral or in writing).

“Contributor” has the meaning set forth in Section 3.13(f).

“Copyleft Software” means Open Source Software that requires as a condition of its use, modification, or distribution that such Software, or other Software incorporated into, derived from, or distributed with such Software, be: (a) disclosed or distributed in Source Code form if used by or distributed to a third party; (b) licensed to such third party for the purpose of making derivatives; or (c) redistributable by such third party at no charge.  Copyleft Software includes, without limitation, Software licensed under any versions of the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Public License, the GNU Affero General Public License, Common Development and Distribution License, or Eclipse Public License.

“Current Assets” means the Company’s total current assets, as defined by and determined in accordance with GAAP (excluding deferred tax assets and Cash).

“Current Liabilities” means the Company’s total current liabilities, as defined by and determined in accordance with GAAP.

“Customer” has the meaning set forth in Section 3.12(a).

“Customer Software” has the meaning set forth in Section 3.13(b).

“Damages” means all losses, damages, claims, costs, amounts paid in settlement, Liabilities, obligations, fines, penalties, expenses and fees, including court costs and reasonable experts’, attorneys’ and other professional fees and expenses, and any other cost of enforcing an Indemnified Party’s rights under this Agreement; provided, that Damages shall not include punitive damages (except to the extent payable in connection with third-party claims).

“Debt” of the Company means, without duplication, (a) indebtedness of the Company for borrowed money evidenced by notes, bonds, debentures or similar instruments, or in respect of loans or advances, (b) all obligations issued or assumed as the deferred purchase price of goods or services, all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement) (other than trade payables or accruals incurred in the ordinary course of business that are included in Current Liabilities), (c) all obligations under capital leases, (d) all deferred rent, (e) accrued Taxes, (f) all obligations of the Company for the reimbursement of any obligor on any letter of credit, whether or not drawn, bankers’ acceptance or similar credit transaction, (g) all obligations of the Company under interest rate or currency swap transaction (valued at the termination value thereof), (h) all obligations of the Company secured by a Lien, (i) all obligations described in clauses (a) through (h) above of any other Person, (j) any liability or obligation of the Company under any deferred compensation arrangement or phantom stock arrangement, (k) any off-balance sheet financing of the Company (excluding all operating leases), (l) any amounts owed by the Company under any non-competition, severance or similar arrangements (whether or not triggered in connection with the Transactions), (m) all obligations under any employee pension benefit plans, including any underfunding and any unsatisfied obligation for “withdrawal liability” to a “multiemployer plan” as such terms are defined under ERISA, (n) all guarantees of any member of the Company in connection with any of the foregoing, (o) any accrued interest, prepayment premiums or penalties or other costs or expenses related to any of the foregoing, in each case to the extent not otherwise included in Net Working Capital.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning set forth in Section 2.10.

“Effective Time” has the meaning set forth in Section 2.2.

“Employment Agreement” has the meaning set forth in Section 7.2(n).

“Equity Interest” means, with respect to any Person, (a) any capital stock, partnership or membership interest, unit of participation or other similar interest (however designated) in such Person and (b) any option, warrant, call right, purchase right, conversion right, exchange right or other right issued by such Person that would entitle any other Person to acquire any such interest in such Person or otherwise entitle any other Person to share in the equity, profits, earnings, losses or gains of such Person (including stock appreciation, phantom stock, profit participation or other similar rights).

“ERISA Affiliate” means, with respect to a Person (the “first Person”), any other Person whose employees would be treated as employed by a single employer with the employees of the first Person under the provisions of Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means Wells Fargo Bank, N.A.

“Escrow Account” means the account into which the Indemnification Escrow Amount and the Representative Escrow Amount are deposited with the Escrow Agent and held by it, subject to disbursement as provided in this Agreement and in the Escrow Agreement.

“Escrow Agreement” means the escrow agreement among the Buyer, Merger Sub, the Representative and the Escrow Agent in substantially the form attached hereto as Exhibit B.

“Estimated Closing Certificate” means a certificate executed by the Chief Financial Officer of the Company, certifying the items specified in Section 2.7(a).

“Escrow Interest” has the meaning set forth in Section 2.6(c).

“Estimated Cash” has the meaning set forth in Section 2.7(a).

“Estimated Debt” has the meaning set forth in Section 2.7(a).

“Estimated Net Working Capital” has the meaning set forth in Section 2.7(a).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.7(a).

“Excluded Shares” has the meaning set forth in Section 2.5(b).

“Export Laws” means the Export Administration Act; the Export Administration Regulations; the Arms Export Control Act; the International Traffic in Arms Regulations; the International Emergency Economic Powers Act; the Trading with the Enemy Act; regulations promulgated by the Department of the Treasury’s Office of Foreign Assets Control, customs Laws, and any other rules, regulations, and orders issued under any of the foregoing or related laws.

“Financial Statements” has the meaning set forth in Section 3.7(a).

“Financing” has the meaning set forth in Section 6.12.

“Financing Source” has the meaning set forth in Section 6.12.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Generally Available Software” has the meaning set forth in Section 3.14(f).

“Governmental Authority” means any court, administrative agency or commission or other United States, federal, national, provincial, state, local, foreign or other governmental authority, instrumentality, agency or commission.

“Government Health Care Program” shall mean any plan or program providing health care benefits, whether directly through insurance or otherwise, that is funded directly, in whole or part, by the United States government or any state health care program.

“Health Care Program Laws” has the meaning set forth in Section 3.24(c).

“HITECH Act” has the meaning set forth in Section 3.24(f).

“Indemnification Escrow Amount” means $975,000, together with any interest, gains and other distributions on such amount, as reduced from time to time by the amount of monies distributed from Escrow Account as a reduction to the Indemnification Escrow Amount in accordance with this Agreement and the Escrow Agreement.

“Indemnification Escrow Notice” has the meaning set forth in Section 8.6(b).

“Indemnified Party” means a Buyer Indemnified Party or a Company Indemnified Party.

“Indemnifying Party” means a Buyer Indemnifying Party or a Company Indemnifying Party.

“Insider” has the meaning set forth in Section 3.20.

“Insurance Policies” has the meaning set forth in Section 3.18.

“Intellectual Property” means all worldwide (a) patents (including but not limited to continuations, continuations-in-part, divisionals, renewals, reissues, and extensions thereof), inventions, whether patentable or not, and whether reduced to practice or not, (b) moral rights and copyrights in any work of authorship, (c) mask works, (d) trademarks, service marks, internet domain names, URLs, logos, trade names and trade dress, corporate names, and all goodwill related thereto, (e) trade secrets and confidential information, (f) all other intellectual property rights under any Laws throughout the world, and (g) all registrations and applications (including, without limitation, provisional applications), renewals, reissues and extensions for any of the foregoing.

“Intermediate Damages” has the meaning set forth in Section 8.3(a)(i).

“IP Contracts” has the meaning set forth in Section 3.14(g).

“IRS” means the U.S. Internal Revenue Service.

“Knowledge of the Company”, “to the Company’s Knowledge,” “known to” or any similar phrase means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter, including the knowledge that would have been ascertained after reasonable inquiry and review of Company records by any of the following individuals: Larry Covington, Larry Weigel, Jonathan Castner and Cynthia Borders.

“Law Firm” has the meaning set forth in Section 10.16.

“Laws” means any federal, national, provincial, state, local, United States, foreign or other statute, law (both common and statutory law and civil and criminal law), treaty, convention, ordinance, regulation, rule, code, decree, judgment, writ, injunction, regulatory code (including statutory instruments, guidance notes, circulars, directives, decisions, rules, regulations and restrictions) or other order, or other requirement or rule of law or an Order of any Governmental Authority or any self-regulatory organization.

“Lender” has the meaning set forth in Section 6.7.

“Letter of Transmittal” has the meaning set forth in Section 2.8(a).

“Liability” or “Liabilities” means any and all debts and other liabilities of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured, determined or indeterminable, known or unknown and whether or not due or becoming due, including those arising under any Law or action and those arising under any Contract.

“Licenses” has the meaning set forth in Section 3.14(b).

“Liens” means any mortgage, deed of trust, hypothecation, pledge, lien (statutory or otherwise), security interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest) and, with respect to capital stock, any option or other right to purchase or any restriction on voting or other rights, other than (a) restrictions on the offer and sale of securities under federal and state securities Laws and (b) Liens created by Buyer, Merger Sub or any of their Affiliates.

“Material Contract” has the meaning set forth in Section 3.15(b).

“Merger” has the meaning set forth in Section 2.1.

“Merger Consideration” means $6,500,000 (a) plus (i) the amount, if any, by which Estimated Cash exceeds Target Cash and (ii) the amount, if any, by which Estimated Net Working Capital exceeds the Target Net Working Capital and (b) less (i) the Estimated Transaction Expenses, (ii) Estimated Debt, (iii) the amount, if any, by which the Estimated Net Working Capital is less than the Target Net Working Capital and (iv) the amount, if any, by which the Estimated Cash is less than the Target Cash (in each case, without duplication).

“Merger Sub” shall have the meaning set forth in the preamble to this Agreement.

“Merger Sub Common Stock” shall have the meaning set forth in Section 2.5(c).

“Most Recent Audited Financial Statements Date” has the meaning set forth in Section 3.7(a).

“Net Working Capital” means (a) Current Assets minus (b) Current Liabilities, all as more particularly described and set forth in the Net Working Capital Schedule.

“Net Working Capital Schedule” means the schedule pursuant to which Net Working Capital is to be calculated, attached as Annex I hereto.

“Objection Notice” has the meaning set forth in Section 2.8(c).

“Open Source Software” means Software in any form that is made available under a license that (a) allows the receipt of such software in source code form at no substantial additional charge, (b) does not prevent the further modification of such software, (c) does not prevent the redistribution of such software in the same or modified form, and (d) subject to compliance with the requirements in (a) through (c), may place certain other non-economic restrictions on its use, modification, or further distribution (including, without limitation, required use of disclaimers, attribution provisions, non-attribution provisions, limitations of liability, disclosures of modifications, copyright notices, or requirements of Copyleft Software).  Open Source Software includes, without limitation, Copyleft Software. Examples of licenses of Open Source Software include, without limitation, BSD, MIT, Apache, and Copyleft Software licenses.

“Order” shall mean any writ, decree, injunction, order, judgment or similar action.

“Other Software” has the meaning set forth in Section 3.13(b).

“Outside Date” shall have the meaning set forth in Section 9.1(f).

“Owned Company Intellectual Property” has the meaning set forth in Section 3.13(b).

“Owned Software” has the meaning set forth in Section 3.13(b).

“Payoff Amounts” has the meaning set forth in Section 6.7.

“Payoff Letter” has the meaning set forth in Section 6.7.

“Permits” has the meaning set forth in Section 3.6.

“PHI” has the meaning set forth in Section 3.24(f).

“Per Share Consideration” means an amount equal to the quotient obtained by dividing (a) the Merger Consideration by (b) the Total Outstanding Shares.

“Permitted Liens” means (a) Liens arising under or related to Debt that will be paid or discharged at Closing, or (b) Liens for Taxes, assessments and other charges of Governmental Authorities not yet due and payable or being contested in good faith by appropriate proceedings for which collection or enforcement against the property is stayed, and adequate reserves (as determined in accordance with GAAP) have been established on Company’s books with respect thereto (b) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Liens arising or incurred in the ordinary course of business or by operation of Law if the underlying obligations are not delinquent and the amounts payable in connection therewith are included in the calculation of Net Working Capital, (c) statutory or common Law Liens to secure landlords or lessors under leases or rental agreements regarding the premises rented to the extent that no payment or performance under any such lease or rental agreement is delinquent and (d) with respect to the Real Property, (i) easements, encroachments, restrictions, rights-of-way and any other non-monetary title defects, exceptions or encumbrances disclosed in the policies of title insurance listed on Schedule 1B and (ii) zoning, building, entitlement and other land, environmental and similar restrictions; provided, however, that none of the foregoing described in clauses (b) or (c) will individually or in the aggregate impair the continued use and operation of the Real Property to which they relate in the business of Company as presently conducted.

“Person” means an individual or entity, including a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority (or any department, agency, or political subdivision thereof).

“Pre-Closing Period” has the meaning set forth in Section 6.9(a).

“Privacy Requirements” has the meaning set forth in Section 3.24(f).

“Proceeding” has the meaning set forth in Section 6.8(c).

“Products” means the software products that are currently being, or have since January 1, 1998 been, marketed and/or supported by the Company.

“Pro Rata Portion” means, with respect to each Company Stockholder the percentage obtained by dividing the number of shares of Company Common Stock held of record by such Company Stockholder by the Total Outstanding Shares.

“Registration” has the meaning set forth in Section 3.13(b).

“Representative” has the meaning set forth in the preamble to this Agreement.

“Representative Escrow Amount” means $75,000.00.

“Requisite Buyer Approvals” means the approval of the Transactions by the Fifth Third Bank and the preferred stockholders of Streamline Health Solutions, Inc..

“Retained Representative Escrow Portion” has the meaning set forth in Section 8.4(d).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer program, operating system, applications system, firmware or software of any nature, whether operational, under development or inactive, including all object code, source code, technical manuals, user manuals and other documentation thereof, whether in machine-

readable form, programming language or any other language or symbols and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature.

“Soliciting Materials” shall have the meaning set forth in Section 6.4(c).

“Source Code” means computer software program instructions that must be translated by a compiler, interpreter, or assembler into code suitable for execution by a computer or other programmable machine, together with all corresponding programmer comments and annotations, associated procedural code, listings, flow charts, logic diagrams, help text, data and data structures, instructions, software tools, libraries, scripts, and other related and supporting documentation that is or may be used to maintain, support, build, load, operate, modify, improve and enhance such software.

“Special Damages” has the meaning set forth in Section 8.3(a).

“Specified Time” has the meaning set forth in Section 6.3.

“Standard Form Agreements” has the meaning set forth in Section 3.14(a).

“Straddle Period” has the meaning set forth in Section 6.9(b).

“Supplier” has the meaning set forth in Section 3.12(b).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Subsidiary” means, with respect to any Person, any corporation, partnership, trust, limited liability company, association or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (b) if a partnership, limited liability company, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.  For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person or Persons shall be allocated a majority of partnership, limited liability company, association or other business entity gains or losses or shall be or control the managing director or general partner of such partnership, limited liability company, association or other business entity.

“Target Cash” means forty-five percent (45%) of the sum of the Company’s total deferred revenue less the Company’s accounts receivable, in each case, as of the Closing Date prior to giving effect to the Merger and calculated in accordance with GAAP.

“Target Net Working Capital” means negative $1,600,000.

“Tax” means any U.S. federal, state, local or municipal, foreign or other tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, profits tax, environmental tax (including, without limitation, Taxes pursuant to Code Section 59A), capital stock tax, severance tax, occupation tax, windfall profits tax, social security tax, disability tax, withholding tax or payroll tax), levy, tariff, or duty (including any customs duty), or any other Tax whatsoever (including any fine, penalty, interest or addition to tax with respect thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person), in each case, imposed by a taxing authority.

“Tax Records” has the meaning set forth in Section 6.8(b).

“Tax Returns” has the meaning set forth in Section 3.11(a).

“Third Party Claim” has the meaning set forth in Section 8.5(a).

“Third Party Intellectual Property” means any Intellectual Property owned by a Person other than Company.

“Total Outstanding Shares” means the total number of issued and outstanding shares of Company Common Stock, excluding the Excluded Shares.

“Transactions” has the meaning set forth in the recitals to this Agreement.

“Transaction Expenses” means, to the extent not paid by the Company at or prior to the Closing, the aggregate amount of all out-of-pocket fees and expenses, incurred by or on behalf of Company in connection with the Transactions, the process of selling the Company with all potential acquirors or otherwise relating to the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the performance or consummation of the Transactions or relating to bonuses, in each case, that have not been paid (and to the extent not included in the calculation of Net Working Capital), including the following: (A) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any foreign, federal, state or local governments or governmental agencies or third parties on behalf of the Company, (B) any fees or expenses associated with obtaining the release and termination of any Liens, (C) all brokers’ or finders’ fees, (D) fees and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts, (E) all sale, change-of-control, “stay-around,” retention, or similar bonuses or payments to current or former directors, employees and other service providers of the Company paid as a result of or in connection with the Transactions (and the employer-side Taxes associated with any such payments), (F) any bonus, profit-sharing or other discretionary payments payable to employees and other service providers of the Company and (G) any insurance premiums paid by the Company with respect to insurance against Damages arising out of breaches of this Agreement and insurance tail coverage (and to the extent not included in the calculation of Net Working Capital); provided, however, “Transaction Expenses” shall not include any out-of-pocket fees and expenses created or incurred by or on behalf of Buyer, Merger Sub or their respective Affiliates in connection with the Transactions or otherwise relating to the negotiation, preparation or execution of this Agreement, the other Transaction Documents or any documents or agreements contemplated hereby by or on behalf of Buyer, Merger Sub or their respective Affiliates.

“Treasury Regulations” means the regulations (including temporary regulations) of the United States Treasury Department pertaining to the Code.

“Unaudited Financial Statements” has the meaning set forth in Section 3.7(a).

“Unresolved Claims” means an amount, subject to any limitations applicable to the claims, equal to the amount of indemnity claims under Article VIII asserted prior to such date but which are not yet resolved or for unpaid amounts payable to the Buyer pursuant to Section 2.7(e).

“Use” and variants thereof (such as “Used”) means to do any of the following:  market, license, distribute, sell, lease, copy, modify, brand, update, make, create derivative works, publicly perform, publicly display, or otherwise use or exploit.

ARTICLE II
THE MERGER

2.1                               The Merger.  At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of DGCL, Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

2.2                               Effective Time; Closing.  On the Closing Date and upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger in substantially the form attached hereto as Exhibit A (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of DGCL (the time of such filing (or such later time as may be agreed in writing by the Company and Buyer prior to the Closing and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on or after the execution and delivery of, and satisfaction of the conditions under, this Agreement by each of the parties hereto, but in any event no later than three (3) Business Days after the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions, which by their terms, are to be satisfied or waived on the Closing Date), or at such other time, date and location as the parties hereto agree in writing (the actual date of Closing, the “Closing Date”).  Subject to the immediately preceding sentence, the closing of the Merger (the “Closing”) shall take place at the offices of Morris, Manning & Martin, LLP, 3343 Peachtree Road, N.E., 1600 Atlanta Financial Center, Atlanta, Georgia 30326, on the Closing Date.

2.3                               Effect of the Merger.

(a)                                 General.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of DGCL.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

(b)                                 Officers and Directors.

(i)                                     At the Effective Time, the members of the Board of Directors of Merger Sub immediately prior to the Effective Time shall be appointed as the directors of the Surviving Corporation immediately after the Effective Time, until their respective successors are duly elected or appointed and qualified.

(ii)                                  At the Effective Time, the officers of the Merger Sub immediately prior to the Effective Time shall be appointed as the officers of the Surviving Corporation immediately after the Effective Time, until their respective successors are duly appointed.

2.4                               Certificate of Incorporation and Bylaws of Surviving Corporation.

(a)                                 Certificate of Incorporation.  As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the certificate of incorporation of the Surviving Corporation shall be amended and restated to read the same as the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with DGCL and such certificate of incorporation.

(b)                                 Bylaws.  As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the bylaws of the Surviving Corporation shall be amended and restated to read the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with DGCL, the certificate of incorporation of the Surviving Corporation and such bylaws.

2.5                               Effect of Merger on the Capital Stock of the Constituent Corporations.

(a)                                 Effect on Capital Stock.  Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company, the Representative or the Company Stockholders, each outstanding share of Company Common Stock (other than any Company Common Stock to be canceled pursuant to Section 2.5(b)) will be canceled and extinguished and be converted automatically into the right to receive with respect to each outstanding share of Company Common Stock (other than any Dissenting Shares, which shall be treated in accordance with Section 2.10) an amount of cash (without interest) equal to the Per Share Consideration, in each case upon surrender of the Certificate representing such shares of Company Common Stock in the manner provided in Section 2.8 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit in the manner provided in Section 2.8(g)); provided that each Company Stockholder’s Pro Rata Portion of the Indemnification Escrow Amount and the Representative Escrow Amount shall be withheld at the Effective Time in accordance with this Agreement.  For purposes of calculating the amount of cash issuable to each Company Stockholder pursuant to this Section 2.5(a), all shares of Company Common Stock held by each Company Stockholder shall be aggregated, and the aggregate amount of cash issuable to each Company Stockholder shall be rounded (up or down) to the nearest whole cent.

(b)                                 Cancellation of Treasury and Buyer-Owned Shares.  Notwithstanding anything to the contrary set forth in Section 2.5(a), each share of Company Common Stock held by the Company or owned by Merger Sub, Buyer or any direct or indirect wholly-owned Subsidiary of Buyer immediately prior to the Effective Time (the “Excluded Shares”) shall be canceled and extinguished without any conversion thereof and without any additional consideration therefor.

(c)                                  Capital Stock of Merger Sub.  Each share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into 8,326,589 validly issued, fully paid and nonassessable shares of common stock, par value $0.001 per share, of the Surviving Corporation.  Each certificate evidencing ownership of shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall evidence ownership of such shares of capital stock of the Surviving Corporation.

2.6                               Payments and Deliveries at Closing.

(a)                                 At least two (2) Business Days prior to the Closing, the Company shall prepare and deliver to Buyer a closing statement (the “Closing Statement”), which shall be prepared in accordance with Section 6.10, and the Estimated Closing Certificate.

(b)                                 At Closing, Buyer will:

(i)                                     deposit with the Escrow Agent the Indemnification Escrow Amount, to be held for and disbursed to the Company Stockholders in accordance with Section 2.5(a) and the Escrow Agreement;

(ii)                                  deposit with the Escrow Agent the Representative Escrow Amount, to be held for and disbursed to the Company Stockholders in accordance with Section 2.5(a) and the Escrow Agreement;

(iii)                               on behalf of the Company, pay to the Lender and the other creditors identified on Schedule 6.7, by wire transfer of immediately available funds, amounts equal to the Payoff Amount;

(iv)                              on behalf of the Company, pay to such account or accounts as the Company specifies in the Closing Statement the aggregate amount of all Estimated Transaction Expenses, to the extent not paid prior to the Closing; and

(v)                                 no more than four (4) Business Days following receipt of a Letter of Transmittal, the Certificate and any other certificates, affidavits or documents that may be reasonably required by the Buyer to be delivered by a Company Stockholder pursuant to Section 2.5(a), pay the Per Share Consideration less such Company Stockholder’s Pro Rata Portion of the Indemnification Escrow Amount and the Representative Escrow Amount (pursuant to Section 2.5(a) and as set forth in the Closing Statement) by wire transfer of immediately available funds in accordance with this Article II.

(c)                                  The Indemnification Escrow Amount and the Representative Escrow Amount shall be withheld at the Closing from the Merger Consideration payable to the Company Stockholders in respect of Company Common Stock pursuant to Section 2.5(a). The parties hereto agree that, for Tax reporting purposes only, the Buyer shall be deemed to be the owner of any cash in the Escrow Account and that all interest on or other taxable income, if any (“Escrow Interest”), earned from the investment of such cash shall be treated for Tax purposes as earned by the Buyer.  At the end of each calendar quarter and at the termination of the applicable account holding the Indemnification Escrow Amount and the Representative Escrow Amount, as applicable, the Escrow Agent shall distribute to Buyer an amount equal to 41% of the Escrow Interest for such calendar quarter.

2.7                               Merger Consideration Adjustment.  The Merger Consideration shall be adjusted upward or downward, on a dollar-for-dollar basis, as set forth below:

(a)                                 Not less than two (2) Business Days prior to the Closing, the Company shall prepare and deliver to Buyer the Estimated Closing Certificate that shall set forth (i) an unaudited balance sheet as of the close of business on the day immediately preceding the Closing Date and (ii) a good faith estimate of the Company’s calculation of (A) the Net Working Capital (calculated in accordance with the Net Working Capital Schedule) as of the close of business on the day immediately preceding the Closing Date (the “Estimated Net Working Capital”), (B) Cash as of the close of business on the day immediately preceding the Closing Date prior to giving effect to the Merger (the “Estimated Cash”) and the Company’s calculation of Target Cash, (C) Debt of the Company as of the Closing Date, including estimated Payoff Amounts (the “Estimated Debt”) and (D) Transaction Expenses of the Company (the “Estimated Transaction Expenses”), which Estimated Closing Certificate and the information set forth therein shall be acceptable to Buyer in its reasonable discretion.  Subject to adjustment as set forth in this Section 2.7, the Merger Consideration shall be calculated at Closing based on the Estimated Closing Certificate and the Estimated Net Working Capital, Estimated Cash, Estimated Debt and Estimated Transaction Expenses set forth therein.

(b)                                 Not later than 5:00 p.m., Atlanta, Georgia time, on the day that is thirty (30) days after the Closing Date, Buyer (with the Representative’s cooperation and assistance) shall prepare and deliver to the Representative a certificate (the “Buyer Certificate”) providing (i) an unaudited balance sheet as of the close of business on the day immediately preceding the Closing Date (the “Closing Balance Sheet”), (ii) Buyer’s calculations, based on the Closing Balance Sheet and Net Working Capital Schedule, of Net Working Capital as of the close of business immediately prior to the Closing Date (the “Actual Net Working Capital”), (iii) Cash as of the close of business on the day immediately preceding the Closing Date (“Actual Cash”) and Buyer’s calculation of Target Cash, (iv) Debt of the Company as of the Closing, including the Payoff Amount (“Actual Debt”), and Transaction Expenses of the Company as of the Closing (the “Actual Transaction Expenses”) and (v) the amount, if any, by which the Merger Consideration calculated by replacing Estimated Net Working Capital, Estimated Cash, Estimated Debt and Estimated Transaction Expenses and the Company’s calculation of Target Cash with, respectively, Actual Net Working Capital, Actual Cash, Actual Debt and Actual Transaction Expenses and Buyer’s calculation of Target Cash, is less than or greater than the calculation of Merger Consideration at the Closing.

(c)                                  On or prior to 5:00 p.m., Atlanta, Georgia time on the day that is fifteen (15) days following Buyer’s delivery of the Buyer Certificate, the Representative may give Buyer written notice stating in reasonable detail the Representative’s objections (an “Objection Notice”) to Buyer’s determination of the Actual Net Working Capital, Actual Cash, Actual Debt or Actual Transaction Expenses and Buyer’s calculation of Target Cash.  Any Objection Notice shall specify in reasonable detail the dollar amount of any objection and the basis therefor, but if the parties do not agree on any matter raised in the Objection Notice, the Accounting Firm engaged to resolve the issue shall not be subject to any restriction or limitation with respect to its review but may, consistent with accepted accounting or auditing standards, review any related items as well.  If the Representative does not give Buyer an Objection Notice within such fifteen (15) day period, then the Closing Balance Sheet, Actual Net Working Capital, Actual Cash, Actual Debt and Actual Transaction Expenses and Target Cash as determined by Buyer in the Buyer Certificate will be conclusive and binding upon Buyer, the Representative and the Company Stockholders and will constitute the final determination of Actual Net Working Capital, Actual Cash, Actual Debt, Actual Transaction Expenses and Target Cash solely for purposes of this Section 2.7.

(d)                                 Following Buyer’s receipt of any Objection Notice, if any, the Representative and Buyer shall attempt to negotiate in good faith to resolve such dispute for a period of fifteen (15) Business Days.  In the event that the Representative and Buyer fail to agree on any of the Representative’s proposed adjustments set forth in the Objection Notice within such fifteen (15) Business Day period, the Representative and Buyer agree to engage Frazier and Deeter, LLC (the “Accounting Firm”), and shall use their commercially reasonable efforts to cause the Accounting Firm to make its final determination of Actual Net Working Capital, Actual Cash, Actual Debt, Actual Transaction Expenses and Target Cash (to the extent subject to dispute), in accordance with the terms of this Agreement, within the thirty (30) day period immediately following such engagement.  Buyer and the Representative each shall provide the Accounting Firm with its respective determinations of Actual Net Working Capital, Actual Cash, Actual Debt, Actual Transaction Expenses and Target Cash, as well as all supporting documentation reasonably required by the Accounting Firm.  The Accounting Firm shall render a written decision as to each disputed matter set forth in the Objection Notice, including a statement in reasonable detail of the basis for its decision.  Neither the Company, the Buyer, the Merger Sub nor the Representative shall have or conduct any communication, either written or oral, relating to the subject matter of the Accounting Firm’s engagement hereunder with the Accounting Firm without the other parties either being present or receiving a concurrent copy of any written communication.  The Accounting Firm shall conduct its review, resolve all disputes and, to the extent necessary, compute the final Actual Net Working Capital, Actual Cash, Actual Debt, Actual Transaction Expenses and Target

Cash in accordance with this Agreement. In resolving any disputed item, the Accounting Firm shall be bound by the principles set forth in this Section 2.7.  The determination of Actual Net Working Capital, Actual Cash, Actual Debt, Actual Transaction Expenses and Target Cash by the Accounting Firm shall be final and binding on the Buyer, the Representative and the Company Stockholders.  The fees and expenses of the Accounting Firm shall be allocated between Buyer and the Representative (solely on behalf of the Company Stockholders) so that the Representative shall be responsible for that portion of the fees and expenses equal to such fees and expenses multiplied by a fraction, the numerator of which is the aggregate dollar value of issues in dispute submitted to the Accounting Firm that are resolved in a manner further from the position submitted to the Accounting Firm by the Representative and closer to the position submitted to the Accounting Firm by Buyer (as finally determined by the Accounting Firm), and the denominator of which is the total dollar value of the issues in dispute so submitted, and Buyer shall be responsible for the remainder of such fees and expenses. Any portion of the Accounting Firm’s fees and expenses payable hereunder by the Representative shall be paid from the Representative Escrow Amount in the Escrow Account, or, if such amount is insufficient, from the Company Stockholders.  Following the final determination of the Closing Balance Sheet, Actual Net Working Capital, Actual Cash, Actual Debt, Actual Transaction Expenses and Target Cash in accordance with this Section 2.7(d) or Section 2.7(c) above, the Merger Consideration shall be recalculated by replacing Estimated Net Working Capital, Estimated Cash, Estimated Debt, Estimated Transaction Expenses and Target Cash calculated at Closing with, respectively, Actual Net Working Capital, Actual Cash, Actual Debt, Actual Transaction Expenses and Target Cash, in each case as finally determined in accordance with this Section 2.7 (the “Final Merger Consideration”).

(e)                                  Upon the determination of Final Merger Consideration, if the Final Merger Consideration is less than the Merger Consideration calculated at Closing, then the Company Stockholders, severally and not jointly, shall promptly (and in any event within five (5) Business Days of such final determination) each pay to the Buyer such Company Stockholder’s Pro Rata Portion of the amount of such deficit; provided that Buyer, in its sole and absolute discretion, may cause the Escrow Agent to pay to the Buyer an amount equal to all or any part of such deficit from the Indemnification Escrow Amount in the Escrow Account.  In the event the Buyer elects to be paid for all or part of such deficit from the Indemnification Escrow Amount in the Escrow Account, the Buyer and the Representative (at the Buyer’s request) shall deliver joint instructions to the Escrow Agent to pay such amount to the Buyer in accordance with Section 1.3(a) of the Escrow Agreement.  Upon the determination of the Final Merger Consideration, if the Final Merger Consideration is more than the Merger Consideration calculated at Closing, then the Buyer shall promptly (and in any event within five (5) Business Days of such final determination) pay to the Representative (for the benefit of the Company Stockholders) the amount of such excess and the Representative shall thereafter distribute to each Company Stockholder the applicable Pro Rata Portion of such excess; provided, that upon payment of such amount to the Representative, neither the Buyer nor its Affiliates shall have any liability to the Company Stockholders for their respective Pro Rata Portion of such payment.  Notwithstanding the foregoing, no deficit or excess shall be deemed to exist if the difference between the Final Merger Consideration and the Merger Consideration calculated at Closing is less than $30,000 (with the amount of any deficit expressed as a positive number).  All payments made pursuant to this subsection (e) shall be treated by the parties as an adjustment (upward or downward, as applicable) to the Per Share Consideration.

2.8                               Surrender of Certificates.

(a)                                 Letter of Transmittal.  Each Company Stockholder shall deliver an executed letter of transmittal in substantially the form attached hereto as Exhibit C (each, a “Letter of Transmittal”), together with its certificates representing Company Common Stock (the “Certificates”), to Buyer no less than two (2) Business Days prior to Closing, to be held in escrow by Buyer until the

Closing (which Certificates shall be returned to the applicable Company Stockholder in the event this Agreement is terminated pursuant to Article IX).  If each such Company Stockholder who has complied with the foregoing, Buyer shall deliver and cause to be issued, without interest, the consideration payable in respect of such shares of Company Common Stock in accordance with Section 2.5(a) on or promptly following Closing and the Certificates so surrendered shall forthwith be canceled.  If each such Company Stockholder has not complied with the foregoing, Buyer shall deliver, and cause to be issued without interest, the consideration payable in respect of such shares of Company Common Stock in accordance with Section 2.5(a) promptly upon receipt of an executed Letter of Transmittal, Certificates and such other documents required by this Agreement from such Company Stockholder and the Certificates so surrendered shall forthwith be canceled.  Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only the ownership of the consideration payable in respect of such shares of Company Common Stock in accordance with Section 2.5(a).

(b)                                 Payments with Respect to Unsurrendered Shares; No Liability.  At any time following the 180th day after the Effective Time, if any funds have not been disbursed to the Company Stockholders, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any consideration that may be payable upon due surrender of the Certificates held by them.  Notwithstanding the foregoing, neither Buyer nor the Surviving Corporation or any Affiliates of the Buyer shall be liable to any Company Stockholder for any consideration delivered in respect of such share of Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar law.

(c)                                  Transfers of Ownership.  If the payment of the consideration payable in respect of shares of Company Common Stock in accordance with Section 2.5(a) is to be paid to a Person other than the Person in whose name the Certificates surrendered in exchange therefor are registered, it will be a condition of payment that the Certificates so surrendered be properly endorsed and otherwise in proper form for transfer (including without limitation, if requested by Buyer, a medallion guarantee), and that the Persons requesting such payment will have paid to Buyer or any agent designated by it any transfer or other Taxes required by reason of the payment of such consideration to a Person other than the registered holder of the Certificates surrendered, or established to the satisfaction of Buyer or any agent designated by it that such Tax has been paid or is not applicable.

(d)                                 Withholding for Payment of Taxes.  Buyer, the Surviving Corporation or anyone acting on their behalf, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Stockholder, unless Buyer or the Company has received from such holder an exemption from such withholding Tax in respect of each such payment to Buyer’s reasonable satisfaction, such amounts as the Company is required to deduct and withhold with respect to the making of any such payment under any applicable Tax Law.  To the extent that amounts are so withheld by Buyer, the Surviving Corporation or anyone acting on their behalf, and paid to the proper taxing authority pursuant to any applicable Tax Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made by Buyer, the Surviving Corporation or anyone acting on their behalf, as applicable.  Buyer, the Surviving Corporation or anyone acting on their behalf, as the case may be, shall give written notice to each such Person of any such withholding, and shall further promptly provide any such Person any additional documentation required for such Person’s Tax filings, as may be reasonably be requested by such Person.

(e)                                  Adjustments.  If during the period from the date of this Agreement through the Effective Time, any change in the outstanding shares of Company Common Stock or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Common Stock, or any similar transaction, or any stock dividend thereon with a record date during such period, the Per Share Consideration payable in respect of such shares shall be appropriately adjusted to reflect such change.

(f)                                   No Further Ownership Rights in Shares.  Except as set forth in Section 2.7 above, payment of the Per Share Consideration (including any amounts deposited into the Escrow Account) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.8.

(g)                                  Lost, Stolen or Destroyed Certificates.  In the event that any Certificates shall have been lost, stolen or destroyed, Buyer shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the consideration payable in respect of such shares of Company Common Stock in accordance with Section 2.5(a); provided, however, that Buyer may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificate to provide an indemnity against any claim that may be made against Buyer with respect to the Certificate alleged to have been lost, stolen or destroyed.

2.9                               Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action.

2.10                        Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who shall not have voted in favor of the Merger, consented thereto in writing or otherwise contractually waived their dissenters’ rights and who shall have properly demanded dissenters’ rights for such shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration.  At the Effective Time, holders of Dissenting Shares shall cease to have any rights with respect thereto and instead shall only be entitled to the rights provided under Section 262 of the DGCL.  All Dissenting Shares held by Company Stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights under such Section 262 of the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive the applicable portion of the Merger Consideration provided for in Section 2.5(a) (subject to the same rights, contributions and obligations applicable to other shares of Company Common Stock of the same class and series that are not Dissenting Shares), as of the Effective Time, without any interest thereon, upon delivery of a Letter of Transmittal and surrender of the Certificate or Certificates that formerly evidenced such Dissenting Shares in the manner provided in Section 2.9.  The Company shall (x) serve prompt written notice to Buyer of any demands under such Section 262 of the DGCL and attempted withdrawals of such notices or demands and (y) give Buyer the opportunity to participate in and direct all negotiations, petitions and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Buyer, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

2.11                        Escrow Agreement.  At or prior to the Closing, the parties thereto shall enter into an Escrow Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof, and will be true and correct as of the Closing Date, except as set forth herein or in the disclosure schedule delivered by the Company to Buyer and dated as of the date of this Agreement (the “Company Disclosure Schedule”):

3.1                               Organization and Qualification; Subsidiaries.  The Company (a) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) has the requisite organizational power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and (c) is duly qualified or licensed and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification or license necessary, except, in the case of clause (c), where the failure to be so qualified or licensed or in good standing would not have a Company Material Adverse Effect.  The Company has no Subsidiaries and does not own any capital stock or other equity interests in any other Person.

3.2                               Organizational Documents.  The Company has made available to Buyer complete and correct copies as of the date hereof of the certificate of incorporation and bylaws of the Company (collectively, the “Company Charter Documents”), in each case as amended or restated as of the date hereof.  The Company is not in violation of any of the provisions of the applicable Company Charter Documents.  The Company does not own or control, directly or indirectly, shares of capital stock or any other equity interest in any Person.  Without limiting the foregoing, the Company has provided to Buyer or the Buyer Representatives complete and correct copies of all documents identified in the Company Disclosure Schedule and each of the following:  (a) copies of the minute books containing records of all proceedings, consents, actions and meetings of the Company Board, committees of the Company Board and stockholders of the Company; (b) copies of the Company’s stock ledger, journal and other records reflecting all Company stock issuances and transfers; and (c) all material Permits, orders and consents issued by any regulatory agency with respect to the Company, or any securities of the Company and all applications for such Permits, orders and consents.

3.3                               Authorization of Agreement.

(a)                                 Subject to receipt of the Company Stockholder Approval and the Company Approvals set forth in Schedule 3.5 of the Company Disclosure Schedule, the Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions.  Without limiting the generality of the foregoing, the Company Board, at a meeting duly called and held or by written consent in lieu of a meeting, by a unanimous vote of all directors (i) determined that the Transactions are fair and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement and declared its advisability in accordance with the provisions of the DGCL, and (iii) directed that this Agreement be submitted to the Company Stockholders for their adoption and resolved to recommend that the Company Stockholders vote in favor of the adoption of this Agreement.  Subject to receipt of the Company Stockholder Approval and the Company Approvals, the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action and, except as contemplated by this Agreement, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions.  Subject to receipt of the Company Stockholder Approval and the Company Approvals, this Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Buyer and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at Law or under applicable legal codes).

(b)                                 The affirmative vote or consent of Company Stockholders holding at least a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company Equity Interests necessary to approve and adopt this Agreement and approve the Merger (such affirmative vote, whether at a meeting of Company Stockholders, however called, or in connection with any written consent of Company Stockholders, shall herein be referred to as the “Company Stockholder Approval”).

3.4                               Capitalization.

(a)                                 The authorized capital stock of the Company consists of 8,500,000 shares of common stock, $0.10 par value per share (the “Company Common Stock”), of which 8,326,589 shares of Company Common Stock, are issued and outstanding as of the date hereof.  No other capital stock or Equity Interests of the Company is authorized, issued or outstanding.  Schedule 3.4(a) of the Company Disclosure Schedule sets forth a complete and accurate list of the Company’s Stockholders of record and the number of shares of Company Common Stock held by each such stockholder and the date of issuance of such Company Common Stock.

(b)                                 All of the issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable.  Except as set forth on Schedule 3.4(b) to the Company Disclosure Schedule, there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company.  Except as set forth on Schedule 3.4(b) to the Company Disclosure Schedule, there are no registrations rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreements or understandings to which the Company is a party or by which the Company is bound with respect to any equity security of any class of the Company.  All outstanding shares of Company Common Stock (i) were issued, repurchased or reissued (in the case of shares that were outstanding, repurchased and reissued by the Company) in compliance with all applicable Laws (including federal and state securities laws), (ii) were issued, transferred, repurchased or reissued (in the case of shares that were outstanding, repurchased and reissued by the Company) in accordance with any agreements or arrangements relating thereto, and (iii) were issued, transferred and repurchased (in the case of shares that were outstanding and repurchased by the Company) in accordance with any right of first refusal or similar right or limitation, including those in the Company Charter Documents.  No Company Stockholder has a right to receive per share of Company Common Stock an amount in excess of the Per Share Consideration and any other payments specifically contemplated hereunder (excluding any Dissenting Shares) and no former holder of Company Common Stock or other Equity Interest in the Company has the right to receive consideration for such shares of Company Common Stock or other Equity Interest previously held by such holder.

3.5                               No Conflict; Required Filings and Consents.

(a)                                 Assuming that (i) the Certificate of Merger has been filed with and accepted by the Delaware Secretary of State, and (ii) the parties have complied with and made and/or obtained all filings, permits, authorizations, consents and approvals that may be required under any of the Securities Act or any state securities laws and/or may be listed on Schedule 3.5(b) to the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the consummation of the Transactions will not (except as set forth in Schedule 3.5(a)) (A) conflict with or violate the Company Charter Documents, (B) conflict with or violate any Laws applicable to the Company or by which any of its assets or properties is bound or subject or (C) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or require payment under, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by or to which it or any of its assets or properties is bound or subject or (D) require the Company to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Authority (the “Company Governmental Approvals”).

(b)                                 The execution and delivery of this Agreement by the Company does not, and consummation of the Transactions will not, require the Company to obtain any consent, license, permit, approval, waiver, authorization or order of (collectively, and together with the Company Governmental Approvals and the other approvals required pursuant to Section 3.5, collectively, the “Company Approvals”), or to make any filing with or notification to, any Governmental Authority or third Person, except for (i) the filing of the Certificate of Merger with, and the acceptance thereof by, the Delaware Secretary of State, (ii) compliance with and filings, permits, authorizations, consents and approvals that may be required under any of the Securities Act or any state securities laws, and (iii) the Company Approvals set forth on Schedule 3.5(b) to the Company Disclosure Schedule.

3.6                               Permits; Compliance.  The Company is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease, maintain and operate its properties and to carry on its business as it is now being conducted (collectively, the “Permits”), each of which is in full force and effect.  There is no action, proceeding or investigation pending or, to the Knowledge of the Company, threatened that has resulted in or after notice or lapse of time or both could reasonably be expected to result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction, termination or cancellation of, or order of forfeiture or substantial fine with respect to, any Permit.  Except as set forth on Schedule 3.6 to the Company Disclosure Schedule, since January 1, 2008, the Company has complied in all material respects and as of the Closing will be in compliance in all material respects with all applicable Laws.  Except as set forth on Schedule 3.6 to the Company Disclosure Schedule, since January 1, 2008, the Company has not received any written (or, to the Company’s Knowledge, oral) notice or other written (or, to the Company’s Knowledge, oral) communication from any Governmental Authority or any other Person regarding (x) any actual, alleged, or potential violation of, or failure to comply with, any applicable Law, or (y) any actual, alleged, or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any remedial action.

3.7                               Financial Statements; Undisclosed Liabilities.

(a)                                 Included in Schedule 3.7(a) of the Company Disclosure Schedule are (i) the true and complete copies of the annual audited financial statements consisting of the annual audited balance sheets of the Company as of March 31, 2013 (the “Most Recent Audited Financial Statements Date”) and the related annual statements of income and cash flows for such fiscal year then ended (including the notes or other supplementary information thereto) (collectively, the “Audited Financial Statements”) and

(ii) the unaudited balance sheet of the Company (the “Balance Sheet”) as of November 30, 2013 (such date, the “Balance Sheet Date”) and the related unaudited statements of income and cash flows for the eight-month period then ended (the “Unaudited Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”).  All of the Financial Statements (v) have been prepared from and are in accordance with the books and records of the Company, (w) comply as to form in all material respects with applicable accounting requirements with respect thereto as of its dates, (x) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (provided that the Balance Sheet is subject to normal and recurring year-end adjustments (which will not be material individually or in the aggregate)), and (y) fairly present in all material respects the financial condition of the Company as of the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (provided that the Balance Sheet is subject to normal and recurring year-end adjustments (which will not be material individually or in the aggregate)).

(b)                                 Except as set forth on Schedule 3.7(b) of the Company Disclosure Schedule, the Company does not have any Liabilities other than (i) those set forth or adequately provided for in the Financial Statements, (ii) those incurred in the conduct of the Business since the Audited Financial Statements Date in the ordinary course of business, consistent with past practice (which individually or in the aggregate, are not material in nature or amount and do not result from any breach of contract, breach of warranty, tort, infringement or violation of Law) and (iii) those incurred by the Company in connection with the preparation, execution, delivery and/or performance of this Agreement and the agreements contemplated hereby.  Except for Liabilities reflected in the Financial Statements, the Company has no off balance sheet Liability of any nature to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company.  All reserves that are set forth in or reflected in the Balance Sheet have been established in accordance with GAAP consistently applied and are adequate.

(c)                                  The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the Company Board and (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets.  To the Company’s Knowledge, neither the Company, the Company’s independent auditors nor any current or former employee, consultant or director of the Company has identified or been made aware of any fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants, directors or management of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing.  To the Company’s Knowledge, neither the Company nor any director, officer, employee, auditor, accountant or representative of the Company has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the Company’s financial statements.

(d)                                 Schedule 3.7(d) of the Company Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintain accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

(e)                                  Schedule 3.7(e) of the Company Disclosure Schedule accurately lists all Debt of the Company and, for each item of debt, the agreement(s) governing such Debt.  All Debt may be prepaid at the Closing without penalty under the terms of the contracts governing such Debt.  The Company has provided Buyer with copies of all documents governing or relating to all Debt.

(f)                                   The accounts receivable included in the Balance Sheet are, and any accounts receivable included in the calculation of Estimated Net Working Capital and Actual Net Working Capital shall be, collectible and will be collected in the amount set forth on the Balance Sheet, Estimated Closing Certificate or any other documentation delivered in connection with Section 2.7, respectively, within ninety days (90) following the Closing Date, net of the reserves reflected on the Balance Sheet.  The accounts receivable of the Company shown on the Balance Sheet or arising after the Balance Sheet Date and before the Closing Date arose or shall arise in the ordinary course of business, consistent with past practices, represented or shall represent bona fide claims against debtors for sales and other charges, and have been collected or are collectible in the book amounts thereof, less allowances for doubtful accounts and warranty returns determined in accordance with GAAP, consistently applied by the Company with those of prior years, which are or shall be sufficient to provide for any losses that may be sustained on realization of the receivables.  None of the accounts receivable of the Company is subject to any claim of offset, recoupment, setoff or counterclaim.  Schedule 3.7(f) of the Company Disclosure Schedule sets forth an aging of the Company’s accounts receivable as of the date of this Agreement, in the aggregate and by customer, and indicates the amounts of allowances for doubtful accounts and warranty returns and the amounts of accounts receivable which are subject to asserted warranty claims.

3.8                               Absence of Certain Changes or Events.  Since the Most Recent Audited Financial Statements Date, except for the marketing of the Company and/or the Business for sale and the Transactions, the Company has carried on its business in the ordinary course, consistent with past practice, and there has been no Company Material Adverse Effect.  Without limiting the foregoing, except as set forth on Schedule 3.8 of the Company Disclosure Schedule, since September 30, 2013, except for the marketing of the Company and/or the Business for sale and the Transactions, there has not been with respect to Company:

(a)                                 any Liability incurred other than in the ordinary course of business, consistent with past practice, or any borrowing of monies in excess of $10,000 in the aggregate;

(b)                                 any making of any loan, advance or capital contribution to, or investment in, any Person other than travel loans or advances made in the ordinary course of business, consistent with past practice;

(c)                                  any Contract with respect to any acquisition, sale or transfer of any asset of the Company (other than the sale or nonexclusive license of Products to its customers in the ordinary course of business consistent with past practice or any such transaction for which the consideration is less than $10,000);

(d)                                 any material damage, destruction or loss, whether or not covered by insurance, affecting its assets, properties or business;

(e)                                  any declaration, setting aside or payment of any dividend on, or the making of any other distribution in respect to any securities of the Company or combination or recapitalization of any securities of the Company or any direct or indirect redemption, purchase or other acquisition by the Company of its securities, or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities;

(f)                                   any entry into, amendment of, or relinquishment, termination or nonrenewal by it of any Contract or other right or obligation other than in the ordinary course of business, consistent with past practice, but in no event involving obligations (contingent or otherwise) of or payments to it in excess of $5,000 individually or $10,000 in the aggregate;

(g)                                  any payment or discharge of any Lien or Liability, which Lien or Liability was not either (i) shown on the Audited Financial Statements or (ii) incurred in the ordinary course of business, consistent with past practice, after the Most Recent Audited Financial Statements Date;

(h)                                 any sale, disposition, transfer or license to any Person of any rights to Company Intellectual Property other than in the ordinary course of business consistent with past practice or any acquisition or license from any Person of any Intellectual Property or any sale, disposition, transfer or providing of any copy of any Company Source Code to any Person;

(i)                                     any deferral of the payment of any accounts payable or any discount, accommodation or other concession made in order to accelerate or induce the collection of any receivable;

(j)                                    any material change in the manner in which it extends discounts, credits or warranties to its customers or otherwise deals with its customers;

(k)                                 any material labor dispute or any claim of unfair labor practices;

(l)                                     any modification of the benefits payable, or to become payable, to any of its directors, officers or employees, or any increase in the compensation (including severance and equity compensation) payable, or to become payable, to any of its directors, officers or employees, or any bonus payment or arrangement made to or with any of such directors, officers or employees;

(m)                             any increase in or modification of any bonus, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any of its directors, officers, employees, consultants or independent contractors;

(n)                                 any amendment or change to the Company Charter Documents or other equivalent organizational or governing documents of the Company; or

(o)                                 any negotiation by or any entry into any Contract by the Company to do any of the things described in the preceding clauses (a) through (n) (other than negotiations and agreements with Buyer and the Buyer Representatives regarding the Transactions).

3.9                               Absence of Litigation.  Except as set forth on Schedule 3.9 of the Company Disclosure Schedule, there is no claim, action, suit, proceeding, governmental investigation or arbitration pending or, to the Knowledge of the Company threatened, against the Company or any of its assets, properties or rights, or, any of its officers or directors (with respect to such capacities) and the Company is not subject to any judgment, order, writ, injunction, decree or award of, or any settlement agreement with, any Governmental Authority or arbitration tribunal.

3.10                        Employee Benefit Plans; Labor Matters.

(a)                                 Schedule 3.10(a) of the Company Disclosure Schedule sets forth as of the date hereof an accurate and complete list of each: (i) employee benefit plan, program, arrangement and contract; (ii) sick leave program, severance program, retention program, referral incentive, personnel policy, stock option plan, bonus plan or arrangement, incentive award plan or arrangement (whether or not involving equity in the Company), vacation policy, compensation or deferred compensation plan, policy, agreement or arrangement, or executive compensation or supplemental income arrangement, pension, stock bonus, profit-sharing, stock purchase, stock option, health, life, hospitalization, severance, supplemental unemployment, disability or vacation, sick or paid-time off plan, arrangement or program; and (iii) other policy or program which may provide for payment or other benefits or coverage to current or former employees, officers, directors, consultants, stockholders, or contractors of the Company, or any dependents or domestic partners of such individuals; in each case if currently sponsored, maintained or contributed to by the Company (the “Benefit Plans”).  Without limiting the foregoing, the term “Benefit Plans” shall include any employee benefit plan (within the meaning of Section 3(3) of ERISA), any “specified fringe benefit plan” (within the meaning of Section 6039D(d)(1) of the Code), and any “nonqualified deferred compensation plan” (within the meaning of Section 409A(d)(1) or 3121(v)(2)(C) of the Code).  Since January 1, 2007, neither the Company nor any ERISA Affiliate of the Company has contributed to, or participated in, established or maintained (A) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (B) a “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA) or Section 414(f) of the Code, (C) a “nonqualified deferred compensation plan” which is subject to taxation under Section 409A of the Code, (D) a “multiple employer plan” (as defined in Section 413(c)), (E) a “multiple employer welfare arrangement” (as defined in Section 3(40)(A) of ERISA), (F) a “funded welfare plan” within the meaning of Section 419 of the Code, (G) an employee welfare benefit plan which is self-insured, (H) a “voluntary employees’ beneficiary association” within the meaning of Sections 501(c)(9) and 505 of the Code, or (I) any plan, program or arrangements providing post-retirement or post-termination health or other welfare benefits for terminated directors, officers, consultants or other employees of the Company or their dependents or domestic partners (other than to the extent required by Sections 601 et. seq. of ERISA and Section 4980B of the Code).

(b)                                 With respect to the Benefit Plans:

(i)                                     Each Benefit Plan has been administered in accordance with its terms and applicable Law;

(ii)                                  There are no audits, inquiries, proceedings, actions, suits or claims pending (other than routine claims for benefits made in the ordinary course of plan administration for which internal administrative review procedures have not been exhausted and where the claimant is not represented by counsel) or, to the Knowledge of the Company, threatened against, with respect to, any of the Benefit Plans or their assets, or the Company or any ERISA Affiliate of the Company, or any fiduciary (as defined in Section 3(21) of ERISA) of any Benefit Plan, in each case with respect to any of the Benefit Plans;

(iii)                               All required employer contributions (including elective deferral contributions) for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) have been timely made pursuant to their terms and provisions and applicable Law prior to the Closing Date by the Company and its ERISA Affiliates or have been reserved against on the Financial Statements, and all insurance premiums have been paid in full, subject only to normal retrospective adjustments in the ordinary course, with respect to the Benefit Plans for plan years ending on or before the Closing Date;

(iv)                              There is no matter pending (other than routine qualification determination filings) with respect to any of the Benefit Plans before any Governmental Authority;

(v)                                 The execution and delivery of this Agreement and the consummation of the Transactions in and of itself, will not (A) require the Company to make a contribution to, or pay benefits or provide other rights under, any Benefit Plan, (B) create or give rise to any vested rights or service credits under any Benefit Plan, (C) increase the benefits payable to any employee or other individuals by the Company, or (D) result in the acceleration of the time of payment or vesting of any benefits (except to the extent required under Section 411(d)(3) of the Code);

(vi)                              Each Benefit Plan may be amended or terminated in accordance with its terms and any applicable Law without any material liability to the Company, and none of the Benefit Plans will be subject to any surrender fees, deferred sales charges, commissions, or other fees upon such termination;

(vii)                           If such Benefit Plan is intended to be qualified under Section 401(a) of the Code, such Benefit Plan has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, or the expiration of the requisite period under applicable regulations promulgated by the IRS under the Code or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination has not occurred or has been established under a prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred since the date of such determination and/or opinion letter that could adversely affect the tax-qualification of such Benefit Plan;

(viii)                        Each Benefit Plan has not engaged in any prohibited transaction under Section 406 of ERISA or Section 4975 of the Code for which a statutory exemption is not available, and neither the Company nor any ERISA Affiliate of the Company, or any employee, consultant, director, officer or owner of any such entity is subject to any penalty or Tax under Chapter 43 of the Code or by reason of a failure to satisfy the requirements of Chapter 100 of the Code; and

(ix)                              Each Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been maintained and operated in compliance with, and the document(s) evidencing such Benefit Plan comply with, Section 409A of the Code and all guidance and regulations issued thereunder.  To the extent that Section 409A of the Code does not apply to a Benefit Plan because amounts were deferred thereunder before January 1, 2005, such “grandfathered” plan (or portion thereof) has not been materially modified within the meaning of Treas. Reg. §1.409A-6 at any time after October 3, 2004.

(c)                                  The Company has furnished to Buyer true, complete and correct copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plan, descriptions thereof) and all amendments thereto; (ii) the annual report on Form 5500 (and all attachments and auditor’s reports thereto) filed with the IRS with respect to each Benefit Plan (if any such report was required) for the preceding three years; (iii) the most recent summary plan description for each Benefit Plan for which such summary plan description is required, as well as all summaries of material modifications thereto and material employee communications relating to each Benefit Plan; (iv) each trust agreement, group annuity contract, group insurance contract, administrative service agreement, fidelity bond, and fiduciary liability insurance policy relating to any Benefit Plan; (v) nondiscrimination test reports for each applicable Benefit Plan for the preceding three years; (vi) the most recent annual actuarial valuations, if any, prepared for each Benefit Plan; and (vii) all correspondence with the IRS or the United States Department of Labor relating to each Benefit Plan.

(d)                                 Neither the Company nor any ERISA Affiliate of the Company has or has had any present or former employee, consultant or director who performs services on behalf of the Company or any ERISA Affiliate outside of the United States.

(e)                                  There is no agreement, plan, arrangement or other Contract covering any employee or other individual performing services for the Company that, considered individually or collectively with any other such agreements, plans, arrangements or other contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(1) of the Code.  There is no agreement, plan, arrangement or other Contract by which the Company is bound to compensate any employee or other individual for excise taxes paid pursuant to Section 4999 of the Code or taxes imposed pursuant to Section 409A of the Code.

(f)                                   The Company is not a party to any collective bargaining or other labor union contracts.  No collective bargaining agreement or other labor union contract is being negotiated by the Company and, to the Knowledge of the Company, no Person is currently seeking to represent the Company’s employees.  There is no pending or, to the Knowledge of the Company, threatened labor dispute, strike or work stoppage against the Company.  Neither the Company nor, to the Knowledge of the Company, any of its representatives or employees has committed any unfair labor practice.

(g)                                  Schedule 3.10(g) of the Company Disclosure Schedule sets forth as of the date hereof a true and correct list of (i)  all employment agreements and any other service agreement with any present employee, consultant, contractor, director or officer of the Company and any former employee, consultant, contractor, director or officer of the Company, in each case to the extent such plan or arrangement provides for any continuing obligations of the Company at an annual cost in excess of $50,000 and is currently in effect, (ii) any Person who has accepted an offer of employment or other contractual services made by the Company but who has not yet started performing services, and of any outstanding offer of employment or other contractual services made to any Person by the Company providing for annual costs to the Company in excess of $50,000, and (iii) all non-competition agreements with the Company executed by any current or former employee, consultant, contractor, director or officer of the Company that are currently in effect.

(h)                                 The Company is and, since January 1, 2008, has been in compliance with all applicable Laws, rules and regulations relating to the employment of labor, including, without limitation, laws pertaining to discrimination in employment, terms and conditions of employment, collective bargaining, termination of employment, wages, hours, occupational safety and health, immigration, overtime classification and employment practices.  There exists no pending or, to the Knowledge of the Company, threatened unfair labor practice charges, or race, color, religion, sex, national origin, age, sexual orientation or disability discrimination charges against the Company.  All individuals performing services for the Company have been properly classified as employees or independent contractors for all purposes based upon all applicable Laws, rules and regulations, and the Company cannot have any liability as a result of any employee of the Company being incorrectly classified as an independent contractor, or vice versa.  Each employee of the Company has been properly classified as exempt or non-exempt under the Fair Labor Standards Act and any other applicable Law, and the Company cannot have any liability as a result of any employee of the Company being incorrectly classified as exempt or non-exempt, or vice versa.  The Company has not received any claim from any Governmental Authority or any other individual or entity to the effect that it has improperly classified the exempt / non-exempt status or the employee / contractor status of any individual.

(i)                                     Except as set forth on Schedule 3.10(i) of the Company, the employment of each employee and the engagement of each independent contractor of the Company is terminable at will by the Company without any penalty, liability or severance obligation incurred by such Person.

3.11                        Taxes.  Except as set forth on Schedule 3.11 to the Company Disclosure Schedule:

(a)                                 The Company has timely filed all returns, reports, declarations, claims for refund, estimates and information returns and statements or other documents relating to Taxes, including any schedule or attachment thereto and any amendment thereof (collectively, the “Tax Returns”), required to be filed by the Company under all applicable Laws.  All such Tax Returns were true, complete and correct in all material respects and were prepared in compliance with all applicable Laws, in all material respects.  The Company has paid all Taxes due and owing (whether or not shown on any Tax Return).

(b)                                 The unpaid Taxes of Company (i) did not, as of the Balance Sheet Date, exceed the reserve for Taxes (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.  Since the Balance Sheet Date, the Company has not incurred any Liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company.

(c)                                  No deficiencies for any Tax have been claimed, proposed or assessed against the Company or to the Company’s Knowledge, threatened, in each case, that have not been settled or paid.  Since December 31, 2007, no Tax Return of the Company has ever been audited by the IRS or any other Tax agency or authority, no such audit is in progress and the Company has not been notified of any request for such an audit or other examination.  Since December 31, 2007, no claim has ever been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.  No adjustment relating to any Tax Returns filed by the Company has been proposed by any Governmental Authority to the Company (or any representative thereof).  There is not in effect any waiver by the Company of any statute of limitations with respect to any Taxes or agreement to any extension of time for filing any Tax Return that has not been filed, and the Company has not consented to extend to a date later than the date of this Agreement the period in which any Tax may be assessed or collected by any Governmental Authority.  The Company has delivered to Buyer correct and complete copies of all federal and state income Tax Returns for all periods ending on or after December 31, 2008, examination reports and statements of deficiencies assessed against or agreed to by the Company.

(d)                                 The Company is not a party to, and does not owe any amount under, any Tax sharing or tax allocation agreement.  The Company has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common Buyer of which was the Company) and has no Liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

(e)                                  The Company has withheld and paid (and until Closing will withhold and pay) all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(f)                                   The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  None of Company has consummated, has participated in or is currently participating in any transaction which was or is a “tax shelter” transaction or a “reportable transaction” as described in Sections 6662, 6011, 6111 or 6112 of the Code, the Treasury Regulations thereunder or Section 1.6011-4(b) of the Treasury Regulations.

(g)                                  The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:  (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; or (v) election under Code Section 108(i)

(h)                                 There is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or ERISA Affiliate to which the Company is a party or by which the Company is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or could reasonably be expected to, as a result of the Transactions contemplated by this Agreement (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that could reasonably be expected to be non-deductible under Section 162(m) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) or characterized as an “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).  No Person is, with respect to the Company and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the date of this Agreement or will be as of the Closing..

(i)                                     The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(j)                                    Except as set forth on Schedule 3.11(j) to the Company Disclosure Schedule, the Company has never granted to any Person options or other rights to acquire capital stock of the Company.

(k)                                 There is currently no limitation on the utilization of net operating losses, built-in losses, Tax credits or similar items of the Company under Sections 382, 383, 384 or 1502 of the Code and the Treasury Regulations promulgated thereunder or any comparable provision of state Law.  The Company has not ever been a party to a joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.  The Company has not ever been a party to any cost sharing agreement subject to the provisions of Section 1.482-7 of the Treasury Regulations.  The Company, as applicable, has documentation (which was in existence as of the time an affected Tax Return was filed) meeting the requirements of Code Section 6662(e)(3)(B) with respect to all transactions with related parties subject to the provisions of Code Section 482.

3.12                        Properties.

(a)                                 Except for dispositions of properties or assets in the ordinary course of business consistent with past practice, (i) the Company has good title to, a valid leasehold interest in, or a valid license to use all of the material properties and assets, real and personal, tangible or intangible, that are reflected on the Balance Sheet, or acquired after the Balance Sheet Date but prior to the date hereof, and (ii) except as set forth on Schedule 3.12(a) to the Company Disclosure Schedule, good title to all material assets and property constituting tangible personal property that are reflected on the Balance Sheet, or acquired after the Balance Sheet Date but prior to the date hereof, and that it purports to own, free and clear of any Liens except for Permitted Liens.

(b)                                 Except as set forth on Schedule 3.12(b) to the Company Disclosure Schedule, the assets and the properties of the Company are sufficient, in all material respects, for the continued operation of the Business of the Company as presently being conducted (normal wear and tear excepted).  All material properties used in the operations of the Company are reflected on the Balance Sheet.  All leases of real or personal property to which the Company is a party afford the Company peaceful and undisturbed leasehold possession of the subject matter of the lease.  Schedule 3.12(b) of the Company Disclosure Schedule identifies each parcel of real property leased by the Company.  The Company has provided to Buyer true, correct and complete copies of all leases, subleases and other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto.  The Company does not own any real property.

3.13                        Intellectual Property.

(a)                                 Schedule 3.13(a) of the Company Disclosure Schedule contains a complete and accurate list and description of each Product by name and the version number and designates each Product that incorporates any Third Party Intellectual Property.

(b)                                 The Company owns or has the right to Use all Intellectual Property as Used in its businesses or otherwise as necessary for the conduct of its businesses as currently conducted (collectively, the “Company Intellectual Property”, and such Company Intellectual Property purportedly owned by the Company, the “Owned Company Intellectual Property”).  The Company owns and has good and exclusive title to each item of the Owned Company Intellectual Property, free and clear of all Liens except for Permitted Liens.  Schedule 3.13(b) of the Company Disclosure Schedule contains as of the date hereof (i) a complete and accurate list of all Company Intellectual Property, and (ii) a complete and accurate list (including applicable jurisdiction and registration or applications numbers) of Owned Company Intellectual Property that (A) is the subject of a registration or application with any Governmental Authority that has been issued to the Company (“Registration”), (B) identifies each pending Registration of the Company with respect to the Owned Company Intellectual Property, including the applicable jurisdiction; and (C) identifies all of the Company’s applications for or Registrations regarding the Owned Company Intellectual Property that have been withdrawn, abandoned, or have lapsed or been denied.  Schedule 3.13(b) of the Company Disclosure Schedule contains an accurate and complete list and description (including a name, product description, the language in which it is written and the type of hardware platform(s) on which it runs) of all of the following:  (I) all Software owned by the Company or under development by the Company (“Owned Software”); (II) all Software, other than the Owned Software, that is either (x) offered or provided to customers of the Company or (y) Used by the Company to provide functionality or other services to customers of the Company (collectively, “Customer Software”; the Owned Software and the Customer Software are collectively referred to as the “Company Software”); and (C) all Software, other than Company Software and Generally Available Software that is licensed or marketed to or from third parties or otherwise Used by the Company for any purpose whatsoever (collectively, “Other Software”).  No Company Software was developed, created or reduced to practice in connection with any services provided as a work made for hire or in connection with an assignment of Intellectual Property Rights to a third party.  Schedule 3.13(b) of the Company Disclosure Schedule indicates either Company’s ownership of the Company Software and Other Software or the source of the Company’s right to Use the Company Software and Other Software.  The Company does not claim any right to use or exploit any Other Software or derivative thereof except as specifically set forth in Section 3.13(e) of the Company Disclosure Schedule.

(c)                                  Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Company’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Owned Company Intellectual Property or impair the right of the Company or, after the Closing, the Surviving Corporation to Use, possess, sell or license any Owned Company Intellectual Property or portion thereof.  Except as set forth in Schedule 3.13(c) of the Company Disclosure Schedule, after the Closing, all Owned Company Intellectual Property will be fully transferable, alienable or licensable by Buyer without restriction and without payment of any kind to any third party.

(d)           No Software, other than the Owned Software, Customer Software and Other Software, is required to operate the Company’s business as currently conducted.

(e)           The Company has used all reasonable efforts to ensure that the confidential Company Intellectual Property and other confidential information and trade secrets of the Company or its customers or suppliers (i) has been treated as confidential and proprietary and (ii) has been disclosed by the Company only to employees, contractors, agents and distributors who have had a “need to know” in connection with the performance of their duties to the Company and who have executed written agreements requiring the recipient to keep the information in strict confidence.  To the Knowledge of the Company, there has been no violation by any Person that has resulted or may result in the loss of protection of any confidential information and trade secrets of the Company or its customers or suppliers.  The Company has used all reasonable efforts to protect the confidentiality of confidential information and trade secrets provided to it by customers and other third Persons under an obligation of confidentiality.

(f)            All Persons who have contributed to or participated in any material way in the conception and/or development of the Products, Owned Software or other Owned Company Intellectual Property on behalf of the Company (a “Contributor”) have executed proprietary information, confidentiality and assignment agreements substantially in the forms made available to Buyer and either (i) have been a party to a “work-for-hire” arrangement or agreements with the Company in accordance with applicable Law that has accorded the Company exclusive ownership of all tangible and intangible property thereby arising, or (ii) have executed appropriate instruments of assignment in favor of the Company as assignee that have conveyed to the Company exclusive ownership of all tangible and intangible property thereby arising.  Without limiting the foregoing, no Contributor owns or has any right to the Products or Company Intellectual Property, nor to the Knowledge of the Company has any Contributor made any assertions with respect to any alleged ownership or rights.  All current and former employees of the Company that are or were involved in the creation, invention or development of Products or Company Intellectual Property for or on behalf of the Company, and at the time of employment, residents of countries that recognize moral rights or whose employment relationships are or were governed by applicable Laws in countries that recognize moral rights have executed written agreements with the Company that to the fullest extent permitted under applicable Law, waive for the benefit of the Company, all moral rights in any works of authorship relating to the business of the Company, including the right to the integrity of the work, the right to be associated with the work as its author by name or under a pseudonym and the right to remain anonymous.  To the Knowledge of the Company, none of the Company’s employees’ and consultants’ work for the Company has been in any way done in breach of such employees’ or consultants’ obligations to any third parties, including any confidentiality or Intellectual Property Rights obligations, and to the Knowledge of the Company, there is no basis for any third party to claim rights to any Company Intellectual Property as work for hire or otherwise in connection with any work done by a Company employee or consultant for such third party at any time.

(g)           Except as set forth on Schedule 3.13(g) to the Company Disclosure Schedule, the operation of the business of the Company as currently conducted does not infringe or misappropriate any Intellectual Property of any Person.  No litigation is pending and no claim has been made against the Company or, to the Knowledge of the Company, is threatened, contesting the right of the Company to sell or license to any Person or Use any of the Intellectual Property, or any part or component thereof.  Except as may be required by applicable Laws, there are no material restrictions on the Company’s ability to manufacture, import, market, offer for sale, license, transfer, Use, disclose or otherwise exploit any Products or any Owned Company Intellectual Property.  To the Knowledge of the Company, there is no infringement, misappropriation, unauthorized Use, unauthorized disclosure or other violation of any Products or Owned Company Intellectual Property by any third Person.  Since January 1, 2008, the

Company has not brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property Right.

(h)           The Company has not taken any action that would cause, or has failed to take any action, the failure of which would cause, any Source Code that is Owned Software to be released from an escrow and/or otherwise be made available or disclosed to any Person.  Schedule 3.13(h) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company has deposited, or is or may be required to deposit, with an escrow agent or any other Person any of the Source Code that is Owned Software. The execution of this Agreement or any of the transactions contemplated by this Agreement, in and of itself, would not reasonably be expected to result in the release from escrow of any Source Code that is Owned Software.

(i)            The Company neither belongs to, has entered into any Contract with, or participates in any organization involved in the development, preparation, and/or promulgation of standards that does or may require the provision of Company Intellectual Property to any third Person.

(j)            The Company has not transferred ownership of any Owned Company Intellectual Property or knowingly permitted Company’s rights in any Owned Company Intellectual Property to enter the public domain.

(k)           The Products contain no Intellectual Property in which any third Person has an ownership interest, except for third party software licensed by the Company and embedded therein or distributed therewith, as set forth on Schedule 3.13(k) of the Company Disclosure Schedule.

(l)            No (i) government funding; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any Person (other than funds received in consideration for shares of Company Common Stock, general commercial debt incurred by the Company or from the sale of products or services) was used in the development of the Owned Company Intellectual Property.  To the Company’s Knowledge, no current or former employee, consultant or independent contractor of the Company who was involved in, or who contributed to, the creation or development of any Owned Company Intellectual Property has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

(m)          No Open Source Software is Used in the business of the Company, including without limitation for the development, licensing, sales, Use or support of, or distributed with, the Products.  None of the Products have been distributed or are being Used in conjunction with or using any Open Source Software in a manner which would require that such Products be disclosed or distributed as Copyleft Software.

(n)           The Company has been and is in material compliance with the terms and conditions of any and all applicable privacy policies and other policies governing the Use of its and other Persons’ data, Used in connection with the Company’s business, as well as all industry standards and applicable Laws and regulations on privacy, security and marketing.  No claims, demands, or allegations have been made by any Person against the Company asserting that the Company has not complied with the terms and conditions of any such policies, standards, Laws or regulations and to the Knowledge of the Company, no such claims are threatened by any Person.

(o)           With respect to Owned Software that is licensed by the Company to third parties or Used in connection with the providing of services to third parties:

(i)            the Company maintains complete machine-readable master-reproducible copies, complete corresponding Source Code listings, reasonably complete technical documentation, and reasonably complete user manuals for the most current releases or versions thereof and for all earlier releases or versions thereof currently being supported by the Company;

(ii)           in each case, the machine-readable copy substantially conforms to the corresponding Source Code listing;

(iii)          in each case, the Software operates in accordance with the user manual thereof without material operating defects;

(iv)          to the Company’s Knowledge, the Company has documented all bugs, errors and defects in all Software and such documentation is retained and is available internally at the Company; and

(v)           all Products and Software Used to operate the business are free of any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disablement, alteration or erasure of such Product or data or other Software of users.

(p)           The Company has implemented and maintains a comprehensive security plan consistent with generally accepted industry standards which (i) identifies internal and external risks to the security of any confidential information, including personally identifiable information; (ii) implements and monitors adequate and effective administrative, electronic and physical safeguards to control such risks; and (iii) maintains notification procedures in compliance with applicable Laws in the case of any breach of security compromising unencrypted data containing personally identifiable information.  The Company has not experienced any breach of security or otherwise unauthorized access by third parties to any confidential information, including personally identifiable information in the Company’s possession, custody or control.

3.14        Intellectual Property Contracts.

(a)           Copies of the Company’s current standard form(s) of non-disclosure agreement and the Company’s current standard form(s), including attachments, of non-exclusive end-user agreements for Products used by the Company (collectively, the “Standard Form Agreements”) are attached to Schedule 3.14(a)(i) and Schedule 3.14(a)(ii), respectively, of the Company Disclosure Schedule.

(b)           The Company has made available to Buyer all material license or services agreements and maintenance and support agreements related to the Products entered into by the Company with other parties (the “Licenses”) as of the date hereof.  All such Contracts constitute only end user agreements, each of which grants the end user thereunder principally the nonexclusive right and license to use an identified Product and related user documentation. All rights or licenses of the Company pursuant to the foregoing Licenses are in full force and effect and will remain in full force and effect following the Closing without the need to pay any additional fees or obtain the consent of any other party, except for any failure or payment which is not material to the business or financial condition of the Company, taken as a whole.

(c)           Schedule 3.14(c) of the Company Disclosure Schedule sets forth, as of the date hereof, an accurate and complete list of all material Contracts of the Company that are in effect with respect to the marketing, remarketing, distribution, licensing or promotion of (i) the Products or Company

Intellectual Property by any independent salesperson, distributor, reseller or other remarketer or sales organization or (ii) any third Person’s Software products by the Company. The Company has granted no third party any exclusive rights related to any Owned Company Intellectual Property.

(d)           Schedule 3.14(d) of the Company Disclosure Schedule sets forth an accurate and complete list as of the date hereof of all Contracts of the Company that are in effect and that (i) require or relate to any escrow, disclosure, and/or provision or transfer, whether or not contingent on any event, of all or any portion of any Source Code of any of the Products or (ii) grant to any third Person any exclusive rights, whether or not limited in time or territory, with respect to any of the Products or any Owned Company Intellectual Property.  To the Knowledge of the Company, none of the Source Code of any of the Products has been released or provided by an escrow agent to any Persons.

(e)           Except as identified and described in Schedule 3.14(e) of the Company Disclosure Schedule, the Company has not entered into any Contract to indemnify any other Person against any charge of infringement of any Intellectual Property (other than any Contracts with customers of the Company that do not contain indemnification terms that are materially different than the Company’s form agreements identified in Schedule 3.14(e) of the Company Disclosure Schedule).

(f)            Schedule 3.14(f) of the Company Disclosure Schedule lists all Contracts under which a third party licenses or otherwise provides any Intellectual Property Rights or services to the Company that is Used in the conduct of the business other than licenses for Generally Available Software.  No third party that has licensed or provided Intellectual Property Rights to the Company thereof has retained ownership of or license rights under any Intellectual Property Rights in any improvements or derivative works made solely or jointly by the Company thereof under such license.  “Generally Available Software” shall mean any generally commercially available software in executable code form (other than development tools and development environments) that is available for a cost of not more than $5,000 for a perpetual license for a single user or work station (or $25,000 in the aggregate for all users and work stations on an annual basis).

(g)           All Company Contracts relating to the Products or Intellectual Property Rights (the “IP Contracts”) are in full force and effect, except to the extent they have previously expired or terminated in accordance with their terms.  The consummation of the Transactions will not, in any material respect, automatically (with or without the giving of notice or lapse of time or both) violate or result in the breach, modification, cancellation, termination, suspension of, or right to modify, cancel, terminate or suspend, or acceleration of any payments with respect to, such IP Contracts.  The Company is, in all material respects, in compliance with all IP Contracts and, to the Knowledge of the Company, all other parties to IP Contracts are, in all material respects, in compliance with such IP Contracts.  Following the Closing Date, the Company will be permitted to exercise all of its rights under the IP Contracts to the same extent the Company would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company or Surviving Corporation would otherwise be required to pay.

3.15        Certain Contracts.

(a)           Section 3.15(a) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of each of the following Contracts of any type (other than employment related agreements (including Benefit Plans) provided for in Section 3.10), to which the Company is a party and has remaining obligations, copies of each of which have been made available to Buyer (including all amendments, supplements, schedules, addenda and similar modifications thereto):

(i)            any Contract requiring payments by or to the Company in excess of $10,000 annually;

(ii)           any Contract under which the Company has agreed to indemnify any third Person in any manner, excluding pursuant to commercial agreements with respect to the sale or licensing of Products by the Company;

(iii)          any Contract or commitment to make a capital expenditure or to purchase a capital asset in excess of $10,000 individually by or on behalf of the Company;

(iv)          any bond, indenture, note, loan or credit agreement or other Contract relating to Debt, including for the borrowing of money or to the direct or indirect guarantee or assumption of the obligations of any other Person for borrowed money;

(v)           any Contract limiting or restricting the freedom of the Company (A) to engage in any line of business, (B) to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset, (C) to compete with any Person or (D) to engage in any business or activity in any geographic region.

(vi)          any Contract in which the Company has granted “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any products or territory;

(vii)         any lease or similar agreement under which the Company is the lessor of, or makes available for use by any third Person, any tangible personal property owned by the Company, in each case for an annual rent in excess of $10,000 individually;

(viii)        any Contract pursuant to which the Company leases any real property;

(ix)          any joint venture or partnership (or other ownership arrangement) agreements;

(x)           any Contract that contains restrictions with respect to the payment of dividends or any other distribution in respect of the shares of Company Common Stock or the purchase, redemption or other acquisition of any such shares;

(xi)          any Contract relating to the acquisition or divestiture by the Company of shares of Company Common Stock or other equity interests, assets or business of any Person, which provides for consideration or payments not made in the ordinary course of business;

(xii)         any outstanding loan, advance or investment by the Company to or in any Person, or any Contract relating to the making of any such loan, advance or investment (excluding trade receivables and advances to employees for normally incurred business expenses each arising in the ordinary course of business consistent with past practice, and excluding loans to employees);

(xiii)        any Contract with any Affiliate or any Insider (as defined in Section 3.20) of the Company; and

(xiv)        any Contract with a Customer or Supplier.

(b)           Each Contract of any type or form required to be set forth in Schedules 3.10, 3.13, 3.14 and 3.15(a) of the Company Disclosure Schedule (or, in each case, any subsection thereof), whether or not set forth in such Company Disclosure Schedule, is referred to herein as a “Material Contract.”  With respect to each Material Contract: (i) as of the date hereof, such Material Contract is in full force and effect and is valid and enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or under applicable legal codes); (ii) the Company is not in breach or default thereof, nor has the Company received notice that the Company is in breach or default thereof; and (iii) no event has occurred which, with notice, or lapse of time or both, would constitute a breach or default thereof by the Company or by any other party thereto or would permit termination, modification, or acceleration thereof by any other party thereto.

3.16        Environmental, Health and Safety.  The Company has complied in all material respects with all applicable Laws of Governmental Authorities concerning the environment, public health and safety, and employee health and safety and (b) no claim, action, suit, litigation, proceeding or investigation has been filed or commenced against the Company alleging any failure to comply with any such Laws.  The Company has no Liability under any applicable Law of any Governmental Authority or common law remedy concerning the release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

3.17        Brokers.  Except as set forth in Schedule 3.17 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company.

3.18        Insurance.  Each policy of insurance and bond (the “Insurance Policies”) now held by the Company is set forth on Schedule 3.18 of the Company Disclosure Schedule.   All premiums due and payable under all such Insurance Policies have been timely paid.  The Company is in compliance with the terms of its Insurance Policies, and all such Insurance Policies are in full force and effect.  The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of the Insurance Policies.  There is no claim pending under any such Insurance Policy as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policy.

3.19        Export Control Laws.  Since January 1, 2008, The Company has been in compliance in all material respects with all Export Laws and any and all applicable foreign laws, regulations, and requirements regulating exports and imports to or from that foreign country, including the export or reexport of goods, services, or technology from that foreign country. Without limiting the foregoing, since January 1, 2008: (a) the Company has obtained, to the extent required by the Export Laws, all export licenses and other approvals required for its exports of products, software and technologies from the United States; (b) the Company is in compliance with the terms of all applicable export licenses or other approvals; and (c) there are no pending or, to the Company’s Knowledge, threatened claims against the Company with respect to any violations of such Export Laws.

3.20        Certain Transactions and Agreements.  To the Knowledge of the Company, none of the officers and directors of the Company and, to the Knowledge of the Company, no member of any such director’s or officer’s, immediate family (whether by blood, marriage or adoption) (collectively, “Insiders”) (a) has any direct or indirect ownership, participation, royalty or other interest in, or any employment or consulting agreement with, any firm, partnership, entity or corporation that competes or does business with the Company (except with respect to any interest of less than three percent (3%) of the outstanding voting shares of any corporation whose stock is publicly traded), (b) is directly or indirectly interested in any Material Contract, except for compensation for services as a director, officer or employee of the Company, (c) has any interest in any property, real or personal, tangible or intangible, used in the Company’s Business, except for the normal rights of a stockholder, or (d) has, either directly or indirectly, a material interest in any Person that purchases from or sells, licenses or furnishes to the Company any goods, property, technology or intellectual or other property rights or services.

3.21        Customers and Suppliers.

(a)           The Company does not currently have any outstanding material dispute concerning its goods and/or services with any customer who, in the twelve (12) months ended December 31, 2013, was a source of revenue for the Company in excess of $5,000 (each, a “Customer”).  Each Customer is listed on Schedule 3.21(a) of the Company Disclosure Schedule.  The Company has not received a written notice from any Customer that such customer will not continue as a customer of the Company of the Company after the Closing or that any such customer intends to terminate or materially modify existing Contracts with the Company of the Company or materially reduce the amount paid to the Company of the Company for products and services.

(b)           The Company does not currently have any outstanding material dispute concerning goods and/or services provided by any supplier who, in the twelve (12) months ended December 31, 2013, was a supplier of goods and/or services to the Company in excess of $5,000 (each, a “Supplier”).  Each Supplier is listed on Schedule 3.21(b) of the Company Disclosure Schedule.  The Company has not received a written notice from any Supplier that such Supplier will not continue as a supplier of the Company after the Closing or that any such Supplier intends to terminate or materially modify existing Contracts with the Company .  The Company has not received any notice of termination or interruption of any existing Material Contract with any Supplier.

3.22        Certain Payments.  Since January 1, 2008, neither the Company nor, to the Company’s Knowledge, any director, officer, Affiliate or employee thereof, has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee that relates to the business of the Company, to any (a) governmental official or employee, (b) political party or candidate thereof, or (c) other Person, while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.  The Company utilizes reasonable control procedures and an internal accounting controls system that provides reasonable assurances that violations of applicable anti-bribery or anti-money laundering Laws or regulations will be prevented, detected and deterred.

3.23        Privacy.  The Company has not collected any personally identifiable information from any third parties except as described on Schedule 3.23 of the Company Disclosure Schedule.  Since January 1, 2008, the Company have complied with all applicable Laws and its internal privacy policies relating to (a) the privacy of users of their products and services and all Internet websites owned, maintained or operated by the Company (the “Company Websites”) and (b) the use, collection, storage and transfer of any personally identifiable information collected by the Company or by third parties having authorized access to the records of the Company.  Copies of all current and prior privacy policies of the Company, including the privacy policies included in the Company Websites, are attached as Schedule 3.23 of the Company Disclosure Schedule.  Since January 1, 2008, each of the Company Websites and all materials distributed or marketed by the Company have at all times made all disclosures to users or customers required by applicable Laws, and none of such disclosures made or contained in any the Company Website or in any such materials have been inaccurate, misleading or deceptive or in violation of any applicable Law.  Since January 1, 2008, the Company has not received a complaint regarding the Company’s collection, use or disclosure of personally identifiable information.

3.24        Healthcare Matters.

(a)           Neither the Company nor, to the Knowledge of the Company, any of its owners, officers, directors, managers, members, partners, agents, employees, or independent contractors is a party to, or bound by, any Order, individual integrity agreement, corporate integrity agreement, deferred prosecution agreement, or other formal agreement with any Governmental Authority concerning compliance with Health Care Program Laws.

(b)           Neither the Company nor, to the Knowledge of the Company, any of its owners, officers, directors, managers, members, partners, agents, employees, or independent contractors:  (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Government Health Care Program; (ii) has been debarred, excluded or suspended from participation in any Government Health Care Program; (iii) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the SSA; or (iv) is currently listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs.  None of the Company or, to the Knowledge of the Company, any owner, officer, director, manager, member, partner, agent, employee, member or independent contractor of the Company has been the target or subject of any current or potential investigation by any Governmental Authority relating to any Government Health Care Program-related offense.

(c)           Neither the Company nor any of its owners, officers, directors, managers, members, partners, agents, employees, or independent contractors has engaged in any activity that is in violation in any material respect of the federal Medicare or federal or state Medicaid statutes, Sections 1128, 1128A, 1128B, 1128C or 1877 of the SSA (42 U.S.C. §§ 1320a-7, 1320a-7a, 1320a-7b, 1320a-7c, 1395u(k), 1395y(d), 1395y(e), 1395cc(b)(2) (D), (E) and (F), 1395hh and 1395nn), the federal TRICARE statute (10 U.S.C. § 1071 et seq.), the civil False Claims Act of 1863 (31 U.S.C. § 3729 et seq.), criminal false claims statutes (e.g., 18 U.S.C. §§ 287 and 1001), the Program Fraud Civil Remedies Act of 1986 (31 U.S.C. § 3801 et seq.), Section 14 of Public Law 100-93, the anti-fraud and related provisions of the Health Insurance Portability and Accountability Act of 1996 (e.g., 18 U.S.C. §§ 1035 and 1347) and the respective regulations promulgated thereunder, or related regulations or other related or similar federal or state laws and regulations (collectively, “Health Care Program Laws”), including the following:

(i)            making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

(ii)           making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

(iii)          soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or kind (A) in return for referring an individual to a Person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under any Government Health Care Program; or (B) in return for purchasing, leasing, or ordering, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part under any Government Health Care Program; or

(iv)          offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to any person to induce such

Person (A) to refer an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part under a Government Health Care Program; or (B) to purchase, lease, order or arrange for or recommend purchasing, leasing or ordering any good, facility, service or item for which payment may be made in whole or in part under a Government Health Care Program;

(d)           No Person has filed or, to the Company’s Knowledge, has threatened to file against the Company an action relating to the assets of the Company or the business of the Company under any federal or state whistleblower statute, including under the False Claims Act of 1863, as amended (31 U.S.C. § 3729 et seq.).

(e)           The Company performs internal regulatory compliance audits on a regular basis in the ordinary course of business and has provided to the Buyer any available written information including all retrievable information in computer storage (including emails) regarding these internal audits to the extent conducted during the last five (5) years and has implemented any corrective actions recommended by such reports.

(f)            The Company is, and has at all times been, in all material respects, in compliance with HIPAA (including all rules and regulations thereunder), Subtitle D of the Health Information Technology for Economic and Clinical Health Act (the “HITECH Act”), also known as Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009, Public Law No. 111-005 and similar state laws governing health care information privacy (collectively, with HIPAA, the HITECH Act and all associated rules and regulations, the “Privacy Requirements”). The Company is using Protected Health Information (as defined in 45 C.F.R. § 160.103) (“PHI”) to perform functions, activities or services for, or on behalf of, its customers only as specified in its customer contracts and only in accordance with the limitations set forth in the Privacy Requirements and all contracts applicable to such PHI.  The Company is has in effect “business associate” agreements with all Persons with whom it is required to have or maintain such agreements in accordance with applicable Privacy Requirements and the Company is, and has at all times been, in compliance with the terms of all such agreements.  The Company has not received, at any time, any written notice directly addressed to it or other communication from any Governmental Authority or any other Person regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Privacy Requirements, or (ii) any actual, alleged, possible or potential obligation on the part of the Company to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.  The Products, when properly configured, comply with all Privacy Requirements. The Company has handled all PHI that has come into its possession in a manner in compliance with HIPAA and the Privacy requirements.

(g)           The Company has implemented and maintains a comprehensive plan, or plans, which (i) identifies internal and external risks to the security of data and confidential information, including PHI; (ii) implements, monitors and improves adequate and effective administrative, electronic and physical safeguards to control those risks; (iii) maintains notification procedures in compliance with all applicable laws and privacy policies in the case of any breach of security compromising data, including unencrypted data containing PHI; (iv) adequately provides for the prevention of data loss; and (v) implemented the administrative, physical and technical safeguards as defined by the HIPAA Security Rule.  The Company’s information technology systems have not experienced any data loss, breach of security or other unauthorized access by third parties to any confidential information, including personally identifiable information or PHI in the Company’s possession, custody or control.  The Company is, and has at all times been, in compliance with the terms of its web site privacy policy in all material respects.

(h)           The Company has established and implemented a corporate compliance plan, including policies and procedures and a code of ethics, to promote compliance and detect non-compliance of the Company and its directors, officers, employees, agents or independent contractors with all applicable Health Care Program.  The Company has provided to Buyer any material written information regarding internal compliance audits and any corrective actions recommended by such reports, during the past five (5) years.

(i)            The Company has maintained and shall continue to maintain all material records required to be maintained by Health Care Program Laws and any Governmental Authority, including, without limitation, the federal and state Medicare and Medicaid programs as required by Health Care Program Laws.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub hereby represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date hereof:

4.1          Organization and Qualification.  Each of Buyer and Merger Sub (a) is a legal entity duly organized, validly existing and in good standing under the Laws of the State of Ohio (in the case of Buyer) and Delaware (in the case of Merger Sub), (b) has the requisite organizational power and authority necessary to own, lease and operate its properties and to carry on its business as it is now being conducted and (c) is duly qualified or licensed and in good standing to do business (where such concept is applicable) in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification or license necessary, except, in the case of clause (c), where the failure to be so qualified or licensed or in good standing would not have a Buyer Material Adverse Effect.

4.2          Authorization of Agreement.  Each of Buyer and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Transactions.  Subject to obtaining the Requisite Buyer Approvals, the execution and delivery of this Agreement by each of Buyer and Merger Sub and the consummation by each of Buyer and Merger Sub of the Transactions have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Buyer and Merger Sub are necessary to authorize this Agreement or to consummate the Transactions.  This Agreement has been duly executed and delivered by Buyer and Merger Sub and, assuming the due authorization, execution and delivery hereof by the Company and the Representative, constitutes the legal, valid and binding obligation of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws relating to or affecting the enforcement of creditors’ rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or under applicable legal codes).

4.3          No Conflict; Required Filings and Consents.  Subject to obtaining the Requisite Buyer Approvals and the satisfaction of any required notice periods under the Buyer or Streamline Health Solution, Inc.’s loan agreement with Fifth Third Bank, the execution and delivery of this Agreement by each of Buyer and Merger Sub does not, and the consummation of the Transactions will not (a) conflict with or violate the certificate of incorporation and/or bylaws, in each case as amended or restated, of Buyer and Merger Sub, (b) conflict with or violate any Laws applicable to Buyer and Merger Sub or by which any of its assets or properties is bound or subject, (c) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, acceleration or cancellation of, or require payment under, or result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of Buyer and/or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Buyer or Merger Sub is a party or by or to which any of them or any of its assets or properties is bound or subject (except, with respect to clause (c), for such conflicts, violations, breaches, defaults, rights of termination, acceleration or cancellation, payments or Liens that would not have a Buyer Material Adverse Effect), or (d) require Buyer or Merger Sub to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any Governmental Authority or third Person, except for the filing of the Certificate of Merger with the Delaware Secretary of State.

4.4          Proceedings.  There is no claim, action, suit, proceeding, investigation or arbitration pending or, to the knowledge of the Buyer after reasonable inquiry and review of Buyer’s records, threatened, against the Buyer or the Merger Sub, nor is the Buyer or the Merger Sub subject to any Order that would seek to prevent, delay or materially burden any of the Transactions.

4.5          Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Buyer or Merger Sub.

ARTICLE V
CONDUCT PRIOR TO CLOSING

5.1          Conduct of Business.  Except as set forth in Schedule 5.1, prior to the earlier of the Closing or the termination of this Agreement pursuant to its terms, the Company will continue to conduct its business in the ordinary course, consistent with past practice.  Without limiting the foregoing and except as set forth in Schedule 5.1, without Buyer’s prior written consent, prior to the Closing the Company will not enter into any Material Contract, make any payment or take any action out of the ordinary course of business, consistent with past practice, including:

(a)           incur any Liability as guarantor or surety with respect to any obligation or make any loan, advance or capital contribution to, or invest in, any Person, except for the endorsement of checks and other negotiable instruments and the making of travel loans or advances (which travel expenses will be documented by receipts for the claimed amounts in accordance with past practice), in each case that are in the ordinary course of business, consistent with past practice, and which are not material in amount;

(b)           incur any indebtedness for borrowed money;

(c)           place any Lien other than Permitted Liens on any of its material assets or properties or grant any Lien other than Permitted Liens with respect to any of its material assets or properties;

(d)           sell or otherwise dispose of, or enter into any Contract for the sale or other disposition of, any assets or properties, other than end user licenses granted under the Standard Form Agreements entered into in the ordinary course of business consistent with past practice;

(e)           purchase or license, or enter into any Contract for the purchase or license of, any assets or properties other than customer contracts in the ordinary course of business, consistent with past practice, that are not in excess of $10,000 individually or $25,000 in the aggregate or pursuant to purchase orders on the Company’s standard sales terms in effect as of the date of this Agreement;

(f)            declare, set aside or pay any dividend on, or make any other distribution in respect of, its securities, split, combine or recapitalize its securities or directly or indirectly redeem, purchase or otherwise acquire its securities;

(g)           amend (other than amendments of a purely ministerial nature), relinquish, terminate or not renew any Material Contract;

(h)           pay or discharge any material Lien or Liability other than in the ordinary course of business, consistent with past practice;

(i)            amend or change the Company Charter Documents;

(j)            defer the payment of any accounts payable or provide any discount, accommodation or other concession in order to accelerate or induce the collection of any receivable;

(k)           materially change the manner in which the Company extends discounts, credits or warranties to customers or otherwise deals with its customers;

(l)            terminate the employment of any key employee;

(m)          sell, issue, create, grant or authorize the issuance or grant any Equity Interests or any other security of the Company;

(n)           pay, increase or modify any bonus, pay any royalty, pay any increased salary, pay any severance or special remuneration, increase or modify any pension, insurance or other Benefit Plan, or incur any Liability to, for or with any director, officer, employee, consultant or independent contractor (except as is already accrued or pursuant to existing Contracts disclosed in Schedule 3.10(g) of the Company Disclosure Schedule), amend any existing or enter into any new employment, consulting or severance agreement with any such person;

(o)           fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained to the date of this Agreement, subject only to ordinary wear and tear;

(p)           change accounting methods or policies or revalue, write off or write up the value of any assets, except as required by GAAP;

(q)           waive or release any material right or claim;

(r)            merge, consolidate or reorganize with, or acquire, any Person;

(s)            agree to any audit assessment by any Tax authority or file any Tax Return (including an amended Tax Return) unless a copy of such Tax Return has first been delivered to Buyer for its review and approval at a reasonable time prior to filing, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company;

(t)            change any insurance coverage or issue any certificates of insurance (except for the planned renewal of existing policies on terms not materially different from those in effect on the date of this Agreement and described in the Company Disclosure Schedule);

(u)           commence a lawsuit other than (i) for the routine collection of bills or (ii) in such cases where it in good faith determines that failure to commence such a lawsuit would result in the material impairment of a valuable aspect of the Company’s business; provided, however, that it consults with Buyer at a reasonable time prior to the filing of such a lawsuit; or

(v)           other than as required by Section 6.5, modify or amend any existing Benefit Plan, or terminate any existing Benefit Plan, or create any new Benefit Plan; or

(w)          agree, or enter into any negotiations, discussions or agreement, to do any of the things described in the preceding clauses 5.1(a) through (v).

5.2          Access and Information.  The Company shall (a) afford to Buyer and Buyer’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the “Buyer Representatives”) reasonable access during normal business hours upon reasonable prior notice, to the directors, officers, key employees, properties, offices, facilities, books and records of the Company, and with the Company’s prior consent, specified agents and customers (which consent shall not be unreasonably conditioned, withheld or delayed), and (b) furnish promptly to Buyer and the Buyer Representatives such information concerning the Business, properties, Contracts, records and personnel (including, without limitation, financial, operating and other data and information) of the Company as is prepared or compiled by the Company in the ordinary course of business and as may be reasonably requested from time to time by Buyer.  Notwithstanding the foregoing, the Buyer, the Merger Sub and the Buyer Representatives shall not, directly or indirectly, have any discussion, correspondence, or other contact with any employee, lender, agent of the Company with respect to the Transactions or the Company without the advance consultation with of the Company.  Buyer shall treat all information obtained from the Company as Confidential Information (as such term is defined in the Confidentiality Agreement) and Buyer shall continue to honor, and cause the Merger Sub and any Buyer Representatives to honor, its obligations under the Confidentiality Agreement.  Since the Company is not the owner of its business premises, the Company cannot authorize the Buyer to conduct environmental testing of such premises without the consent of the Company’s landlord.  The Company will reasonably cooperate with Buyer, at Buyer’s request, to obtain such consent.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1          Appropriate Actions; Consents; Filings.

(a)           The Company and Buyer will each cooperate with each other and use commercially reasonable efforts (i) to take, or to cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under the Agreement, applicable Law or otherwise to consummate and make effective the Transactions, (ii) to obtain from any Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained and to make any filings with or notifications or submissions to any Governmental Authority required to be made by such Person in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iii) to make all necessary filings, and make any other required submissions, with respect to this Agreement, that are necessary, proper or advisable under applicable Law or otherwise are reasonably required to obtain, the Company Approvals.

(b)           The Company will give any notices to third Persons, and use commercially reasonable efforts to obtain any consents from third Persons required under any contracts, licenses, leases or other agreements in connection with the consummation of the Transactions.

(c)           The Company will give prompt notice to Buyer upon becoming aware of (i) any event or condition that might reasonably be expected to cause any of the representations or warranties set forth in Article III not to be true and correct at the Closing such that the conditions set forth in Sections 7.1 and 7.2 would not be satisfied; (ii) any material failure of the Company, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; or (iii) any material deterioration in the relationship between the Company and any Customer, Supplier, or key employees of the Company.  The delivery of any notice pursuant to this Section 6.1(c) will not limit or otherwise affect the remedies available hereunder to Buyer or the conditions to Buyer or Merger Sub’s obligation to consummate the Merger.

6.2          Confidentiality; Public Announcements.

(a)           The Company and Buyer each confirm that they have entered into the Confidentiality Agreement and that they are each bound by, and will abide by, the provisions of the Confidentiality Agreement.  If this Agreement is terminated, the Confidentiality Agreement will remain in full force and effect, and all copies of documents containing confidential information of a disclosing party will be returned by the receiving party to the disclosing party or be destroyed, as provided in the Confidentiality Agreement.  If the Merger is consummated, after the Effective Time, Buyer shall not be bound by any of the terms of the Confidentiality Agreement.  The Representative hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though the Representative were a party thereto.  With respect to the Representative, as used in the Confidentiality Agreement the term “Confidential Information” shall include information relating to the Merger or this Agreement received by the Representative after the Closing or relating to the period after the Closing.

(b)           The Company shall not, and the Company shall cause each officer, director (or individuals having duties similar to offers or directors), employee, accountants, consultants, legal counsel, agents, advisors and other representatives of the Company (collectively, the “Company Representatives”) not to, directly or indirectly, issue any press release or other public statement relating to the terms of this Agreement or the transactions contemplated hereby, or use Buyer’s name or refer to Buyer directly or indirectly in connection with Buyer’s relationship with Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Buyer, unless required by Law (in which event a satisfactory legal opinion to that effect shall first be delivered to Buyer prior to any such disclosure) and except as reasonably necessary for the Company to obtain the consents and approvals of the Company Stockholders and other third parties contemplated by this Agreement.  Notwithstanding anything herein or in the Confidentiality Agreement, Buyer may issue such press releases, file disclosure documents with the Securities and Exchange Commission or make such other public statements regarding this Agreement or the transactions contemplated hereby as Buyer may, in its reasonable discretion, determine to be necessary or advisable.  Additionally, the Company acknowledges that the Buyer Common Stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws, and accordingly, the Company agrees not to engage in any discussions, correspondence or transactions in the Buyer Common stock in violation of applicable securities laws.

6.3          Exclusivity.  From and after the date hereof through the termination of this Agreement in accordance with the terms hereof (the “Specified Time”), the Company shall not, and shall cause the Company Representatives not to, directly or indirectly:  (a) submit, initiate, solicit, encourage or otherwise facilitate or discuss or enter into any agreement or accept any inquiry, proposal, offer or discussion with any party (other than Buyer or its Affiliates) concerning any Acquisition Proposal; (b) furnish any information concerning the business, properties or assets of the Company to any Person (other than Buyer or its Affiliates) in connection with an Acquisition Proposal; or (c) engage in discussions or negotiations with or otherwise facilitate or assist any party (other than Buyer or its Affiliates) concerning an Acquisition Proposal.  From and after the date hereof, the Company shall promptly advise Buyer in writing of the receipt of an Acquisition Proposal.  The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Buyer or its Affiliates) conducted heretofore with respect to any Acquisition Proposal.  Nothing contained herein shall prohibit or prevent (x) the Company from engaging an investment banker to prepare (but not market) or (y), such investment banker from preparing (but not market), the Company for sale in the event that this Agreement is terminated in accordance with the terms and conditions of this Agreement.

6.4          Stockholder Approval.

(a)           Promptly following the execution of this Agreement, and in any case no later one (1) Business Day after the execution of this Agreement, the Company shall use commercially reasonable efforts to deliver to Buyer a true, correct and complete copy of the Company Stockholder Approval in substantially the form attached hereto as Exhibit E evidencing the adoption of the Merger, this Agreement and the Transactions by the Company Stockholders constituting the Company Stockholder Approval.

(b)           As soon as practicable (and in any event within two Business Days) following the execution and delivery of this Agreement, the Company shall take all action reasonably necessary in accordance with this Agreement, DGCL and the Company Charter Documents to solicit a Company Stockholder Approval from each Company Stockholder who did not execute such consent in accordance with Section 6.4(a), in order to deliver to any such Company Stockholder who did not execute the Company Stockholder Approval pursuant to Section 6.4(a) a notice of approval of the Merger and the adoption of this Agreement by written consent of the Company Stockholders, which notice shall constitute the notice to Company Stockholders required by the DGCL that appraisal rights may be available to such Company Stockholders in accordance with the DGCL.

(c)           Any materials to be submitted to the Company Stockholders in connection with the Company’s solicitation of the Company Stockholders described above or notices with respect to appraisal rights (the “Soliciting Materials”) shall be subject to review and approval by Buyer (which approval shall not be unreasonably withheld or delayed) and shall include information regarding the Company, the terms of the Merger, this Agreement (including the obligations set forth in Article VIII hereof and the appointment of the Representative) and, subject to Section 6.4(b), the unanimous recommendation of the Company Board in favor of the adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby.  The Company shall promptly advise Buyer in writing if, at any time prior to the Closing, the Company shall obtain Knowledge of any facts that might make it necessary or appropriate to amend or supplement the Soliciting Materials in order to make statements contained or incorporated by reference therein not misleading or to comply with applicable Law.  Notwithstanding anything to the contrary contained herein, the Company shall not include in the Soliciting Materials any information with respect to Buyer or its Affiliates unless (x) such information is available to the general public (and would not otherwise be in breach of the Confidentiality Agreement) (y) the inclusion of such information is consented to in writing by Buyer prior to such inclusion (which consent shall not be unreasonably withheld or delayed), except as required pursuant to applicable Law).

6.5          Termination of Employee Plans.  Effective as of the day immediately preceding the Closing Date and conditional on the merger becoming effective, the Company shall have terminated all Benefit Plans that are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA (including any Benefit Plans intended to include a Code Section 401(k) arrangement), and shall have terminated all other Benefit Plans which Buyer has requested be so terminated in writing or electronic communication received by the Company at least three (3) Business Days prior to the Closing Date.  The

Company shall provide Buyer drafts of the documentation necessary to effectuate such termination(s) for Buyer’s in advance for Buyer’s approval.  In the event that termination of such plans would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees, the Company has taken such actions as are necessary to estimate reasonably the amount of such charges and/or fees and provide such estimate in writing to Buyer prior to the Closing Date.

6.6          Broker Agreement.  Prior to the Closing, the Company shall terminate that certain letter agreement by and between the Company and the Mountain Summit Partners LLC (the “Broker”) dated as of September 25, 2012, and all amendments thereto (collectively, the “Broker Agreement”), and terminated all obligations and duties of the Company and all rights of Broker pursuant to the Broker Agreement or otherwise after the Closing Date, other than (a) the payment of any fees and expenses payable by the Company to Broker, all of which have been included as Transaction Expenses to be paid at the Closing, and (b) any indemnification and contribution provisions set forth therein.

6.7          Payoff Amounts; Payoff Letters; Termination of Financing Statements.  With respect to (a) the Debt obligations owed by the Company pursuant to that certain Business Loan Agreement dated September 20, 2012 and Modification or Renewal Agreement dated September 3, 2013, by and among the Company and Enterprise Bank & Trust (the “Lender”) and (b) the Debts identified in Schedule 6.7, in the event the Company has not paid in full the Debt amounts represented thereby, then the Company shall request (and obtain prior to Closing) an executed payoff and lien release letter (each, a “Payoff Letter”) in a form reasonably satisfactory to the Buyer from Lender, which Payoff Letter includes (a) the balance required to pay-off all obligations arising in connection with such Debts in whole as of the Closing (including outstanding principal, all accrued and unpaid interest, the terminal payment and the total amount of all installment payments of interest that would have accrued and been payable from the date of prepayment through the maturity of such loan) and the per-diem interest amount (such amount through and including the Closing Date, the “Payoff Amounts”); (b) a statement from each secured creditor that upon payment of the applicable Payoff Amount, any related security interests in the assets of the Company shall immediately be released; and (c) wiring instructions.  In the event that a Debt amount is paid in full prior to the Closing, the Company shall take all actions necessary such that (i) UCC-3 termination statements are filed with respect to each of the UCC-1 financing statements filed in order to perfect security interests in assets of the Company that have not yet expired, and (ii) all related Liens (other than Permitted Liens) on assets of the Company shall be released prior to or simultaneously with the Closing.

6.8          Tax Matters.

(a)           Without the prior written consent of Buyer, the Company shall not make or change any election, change an annual accounting period, adopt or change any accounting methods, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax Liability of the Company for any period ending after the Closing Date or decreasing any Tax attribute of the Company existing on the Closing Date.

(b)           The Company will retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning on or before the Closing Date (collectively, “Tax Records”) and abide by all record retention agreements entered into with any Tax authority.  For purposes of the foregoing sentence, Tax Records shall include copies of workpapers, supporting documents and legal documents, whether prepared by the Company or by its outside accountants, legal counsel or other service providers.  To the extent necessary, the Company will use commercially reasonable efforts to obtain copies of all Tax Records from sources outside of the Company, which may include outside service providers.

(c)           Prior to the Closing Date, to the extent the Company has Knowledge of the commencement or scheduling of any Tax audit, the assessment of any Tax, the issuance of any notice of Tax due or any bill for collection of any Tax due for Taxes, or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment or collection of any Tax of the Company (a “Proceeding”), the Company shall provide prompt notice to Buyer of the Proceeding, setting forth information (to the extent known) describing any asserted Tax Liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax authority with respect to the Proceeding.

(d)           The Company has provided Buyer with all information that either the Company or Buyer may be required to report pursuant Section 6043A of the Code or any Tax Return or other information or statement that may be required by the Code or the Treasury Regulations.

6.9          Other Tax Matters.  The following provisions shall govern the allocation of responsibility as between Buyer, on one hand, and the Company Stockholders, on the other, for certain tax matters following the Closing Date:

(a)           Tax Indemnification.  The Company Stockholders hereby agree to severally and not jointly indemnify each Buyer Indemnified Parties and hold each such party harmless from and against, any loss, claim, Liability, expense, or other Damages attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Section 1.1502-6 of the Treasury Regulations or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by Contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.

(b)           Straddle Period.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”) the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c)           Responsibility for Filing Tax Returns.  The Company Stockholders shall cause the Company to prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that relate to the Pre-Closing Period. The Company shall permit Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing.

(d)           Cooperation on Tax Matters.  Buyer, the Representative, the Company Stockholders, the Company shall cooperate fully, as and to the extent reasonably requested by each party, in connection with the filing of Tax Returns pursuant to this Section 6.9(d) and any audit, litigation or other proceeding with respect to such Taxes.  Such cooperation shall include the retention and (upon Buyer’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(e)           Tax-Sharing Agreements.  All tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and after the Closing Date, Buyer and the Company shall not be bound thereby or have any Liability thereunder.

(f)            Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the Transactions contemplated by this Agreement shall be paid by the Company Stockholders when due, and the Company Stockholders will, at their own expense, file (or cause the Company to file) all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges.

(g)           Golden Parachutes.  The Company is not obligated for any “excess parachute payment” as defined in Section 280G of the Codes.

6.10        Closing Statement.  The Company shall prepare and deliver to Buyer, not later than two (2) Business Days prior to the Closing Date, a draft of each of the Estimated Closing Certificate and the Closing Statement.  The Closing Statement will be dated as of the Closing Date and will accurately set forth, as of the Closing Date and immediately prior to the Effective Time (in addition to the other required data and information specified therein):  (a) the names of all Company Stockholders and their respective addresses (as reflected in the books and records of the Company) and, where available, taxpayer identification numbers; (b) the number of shares of Company Common Stock held by such Persons and, in the case of outstanding shares, the respective certificate numbers; (c) the calculation of the Merger Consideration and the Per Share Consideration; (d) the amount of cash payable to each Company Stockholder in exchange for the shares of Company Common Stock held by such Persons (and amount of cash required to be deducted and withheld by the Company from such Persons for Taxes); and (e) each Company Stockholder’s Pro Rata Portion and the interest in dollar terms of each Company Stockholder of the Indemnification Escrow Amount and the Representative Escrow Amount.

6.11        Letters of Transmittal.  The Company will use its commercially reasonable efforts to obtain, on or prior to the Closing Date, executed Letters of Transmittal from each of the Company Stockholders.

6.12        Financing.  Prior to the Closing, Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain the financing from third parties on terms acceptable to Buyer in its sole discretion to finance all or portion of the Merger Consideration (the “Financing”).  The Company shall (and shall cause the Company Representatives to) reasonably cooperate with Buyer to provide, reasonable cooperation in connection with the Financing including (i) providing to the sources of such Financing (each, a “Financing Source”) all material financing information in their possession with respect to the Company and the transactions contemplated hereby as reasonably requested by Buyer or the Financing Source, including, but not limited to, information and projections prepared by the Company relating to the Company and the transactions contemplated hereby; (ii) making the Company’s senior officers and other representatives reasonably available to the Financing Source in connection with the Financing, to reasonably participate in due diligence sessions and to reasonably participate in presentations related to the Financing; (iii) executing and delivering any credit, pledge and security documents, other definitive financing documents, or other certificates or documents as may be reasonably requested by Buyer or the Financing Source and otherwise reasonably facilitating the pledging of collateral provided that no such pledge or security documents shall be effective until the Closing, and that all documents shall become null and void and of no force or effect if the Closing does not occur for any reason; and (iv) such other reasonably necessary actions in connection therewith.

6.13        Employees And Employee Benefits.

(a)           Eligibility, Vesting and Benefit Accrual.  Buyer shall use its commercially reasonable efforts to cause the employee benefit plans of Buyer or its subsidiaries providing benefits to employees of the Company or its subsidiaries following the Closing, to credit for all purposes, including eligibility and vesting (but excluding benefit accrual) each such employee with his or her years of service with the Company or its subsidiaries, as applicable, and any predecessor entities, to the same extent as such employee was entitled immediately prior to the Closing to credit for such service under any similar employee benefit plan sponsored and maintained by the Company or its subsidiaries.

(b)           Pre-Existing Conditions, Waiting Periods.  Buyer shall use its commercially reasonable efforts to cause the employee benefit plans of Buyer or its subsidiaries providing benefits to employees of the Company or its subsidiaries following the Closing not to deny such employees coverage on the basis of pre-existing conditions, waiting time or any other eligibility requirements, and to have such requirements waived for such employees.

(c)           Deductibles and Out-of-Pocket Expenses.  Buyer shall use its commercially reasonable efforts to cause the employee benefit plans of Buyer or its subsidiaries providing benefits to employees of the Company or its subsidiaries following the Closing to credit such employees for any deductibles and out-of-pocket expenses paid in the year of initial participation in employee benefit plans of Buyer or its subsidiaries.

(d)           Limitations.  The foregoing provisions of this Section 6.13 shall only apply to an employee benefit plan of Buyer or its subsidiaries to the extent that such crediting of service, deductibles or out-of-pocket expenses and elimination of pre-existing conditions, waiting periods or other eligibility requirements (i) would not be contrary to the terms and provisions of such employee benefit plan of Buyer or its subsidiaries, (ii) would not be contrary to Law, (iii) would not result in adverse tax consequences for the Buyer or its subsidiaries or any participant or beneficiary of such employee benefit plan of Buyer or its subsidiaries, and (iv) would not violate the terms and provisions of any insurance policy associated with such employee benefit plan of Buyer or its subsidiaries, and would be acceptable to such the insurance company issuing such insurance policy.

ARTICLE VII
CONDITIONS

7.1          Conditions to Obligations of Each Party.  The respective obligations of each party to effect the Transactions shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by the parties hereto:

(a)           No Order.  No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and has the direct effect of making the Transactions illegal or otherwise directly prohibiting consummation of the Transactions.

(b)           Pending Actions.  There shall not be pending any action, proceeding or investigation by any Governmental Authority challenging, or seeking material damages in connection with, the Transactions or seeking to restrain, prohibit or limit the exercise of full rights of ownership or operation by Buyer of all or any material portion of the Company.

7.2          Additional Conditions to Obligations of Buyer and Merger Sub.  The obligations of Buyer and Merger Sub to effect the Transactions are also subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by Buyer (on behalf of itself and Merger Sub):

(a)           Representations and Warranties.  Each representation and warranty of the Company contained in this Agreement (i) that are qualified by materiality or Company Material Adverse Effect will be true and correct and (ii) that are not qualified by materiality or Company Material Adverse Effect will be true and correct in all material respects, in each case, on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality or Company Material Adverse Effect will be true and correct, and such representations and warranties that are not qualified by materiality or Company Material Adverse Effect will be true and correct in all material respects, on and as of such specified date or dates).

(b)           Agreements and Covenants of the Company.  The Company shall have performed or complied in all material respects with all of its obligations, agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)           No Material Adverse Change.  There shall not have occurred any Company Material Adverse Effect.

(d)           Officers’ Certificate.  The Company shall have delivered to Buyer a certificate, dated as of the Closing Date and executed by the Chief Executive Officer and the Chief Financial Officer, certifying compliance with the conditions set forth in Sections 7.2(a), (b) and (c).

(e)             Company Stockholder Approval.  This Agreement shall have been duly and validly adopted in compliance with the DGCL and the Company Charter Documents, each as in effect on the date of such approval and adoption, pursuant to the Company Stockholder Approval in substantially the form attached as Exhibit E.

(f)              Appraisal Rights/Minimum Vote.

(i)            Either (A) the Company Stockholders holding more than 98% of the Company Common Stock shall have voted in favor of the Merger (and have not rescinded such approval) or (B) at least twenty (20) days shall have passed since the delivery of the notice of approval of the Merger and the adoption of this Agreement to the Company Stockholders pursuant to Section 6.4, and the holders of not more than two percent (2%) of the Company’s Common Stock on a fully-diluted basis shall have demanded appraisal of their Company Common Stock in accordance with Section 262 of the DGCL.

(ii)           The Company Stockholders holding more than 80% of the Company Common Stock have executed the written consent in substantially the form attached hereto as Exhibit E.

(g)           Secretary’s Certificate.  The Company shall have delivered to Buyer a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying the Company’s (i) Certificate of Incorporation, (ii) bylaws of the Company, (iii) board resolutions approving the Merger and the execution, delivery and performance of this Agreement and (iv) Company

Stockholder Approval (constituting the Company Stockholder Approval) approving the Merger and the execution, delivery and performance of this Agreement..

(h)                                 Payoff Letters; Termination of Financing Statements.  The Company shall have delivered to Buyer the Payoff Letters and related materials described in Section 6.7, evidencing, among other things, the termination of any and all security interests and all Liens on the Company’s assets prior to or concurrently with the Closing.

(i)                                     Certain Closing Certificates and Documents.  Buyer shall have received the Estimated Closing Certificate and the Closing Statement; provided, however, that such receipt shall not be deemed to be an agreement by Buyer that the amounts set forth in any such document are accurate and shall not diminish Buyer’s remedies hereunder if any of the foregoing documents are not accurate.

(j)                                    [Intentionally Omitted.]

(k)                                 Third Party Consents.  Buyer shall have received all written consents, assignments, waivers, authorizations or other certificates, in a form reasonably acceptable to Buyer, and will have provided all notices, in each case that are set forth on Schedule 7.2(k).

(l)                                     Plan Termination.  Unless requested otherwise by Buyer in writing no less than two (2) Business Days prior to the Closing Date, the Company will have delivered to Buyer (i) confirmation of the termination of all Benefit Plans that are “employee pension benefit plans” within the meaning of Section 3(2) of ERISA and any other Benefit Plans which the Buyer has requested be terminated pursuant to Section 6.5 hereof, and (ii) if applicable, the termination of participation in all Benefit Plans of any kind that are provided through a human resources and benefits outsourcing entity or other provider.

(m)                             Directors and Officers.  The Company will have delivered to Buyer evidence satisfactory to Buyer of the resignation of each of the directors and each of the officers of the Company in office effective as of the Closing (as requested in advance of the Closing by Buyer).

(n)                                 [Intentionally Omitted.]

(o)                                 Restrictive Covenant Agreements.  Buyer shall have received non-competition, non-solicitation and no-hire agreements executed by each Company Stockholder set forth on Annex II in substantially the form attached hereto as Exhibit D.

(p)                                 FIRPTA Documentation.  The Company shall deliver to Buyer an affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code §1445 stating that the Company is not and has not been a United States real property holding corporation within the applicable period set forth in Section 897(c)(1)(A)(ii) of the Code, dated as of the Closing Date and in form and substance required under Treasury Regulation §1.897-2(h).

(q)                                 Good Standing Certificates.  The Company shall have delivered to Buyer a certificate from the Secretary of State of the States of Delaware and each other State or other jurisdiction in which the Company is qualified to do business as a foreign corporation dated within five (5) Business Days prior to the Closing Date certifying that the Company is in good standing.

(r)                                    No Litigation.  No litigation or proceeding will be pending or threatened which seeks to enjoin or prevent the consummation of the Transactions or any of the other transactions contemplated by this Agreement.

(s)                                   Requisite Buyer Approvals.  The Buyer shall have obtained the Requisite Buyer Approvals and all required notice periods under the Buyer or Streamline Health Solution, Inc.’s loan agreement with Fifth Third Bank have expired.

(t)                                    Escrow Agreement.  The Company shall have delivered to Buyer, the Escrow Agreement, dated as of the Closing Date and executed by the Representative.

(u)                                 Financing.  Buyer shall have received the Financing, on terms acceptable to Buyer in Buyer’s sole and absolute discretion.

7.3                               Additional Conditions to Obligations of the Company.  The obligations of the Company to effect the Transactions are also subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived in writing by the Company:

(a)                                 Representations and Warranties.  Each representation and warranty of Buyer and Merger Sub set forth in this Agreement (i) that are qualified by materiality or Buyer Material Adverse Effect will be true and correct and (ii) that are not qualified by materiality or Buyer Material Adverse Effect will be true and correct in all material respects, in each case on and as of the Closing with the same force and effect as if they had been made on the Closing Date (except for any such representations and warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties that are qualified by materiality or Buyer Material Adverse Effect will be true and correct, and such representations and warranties that are not qualified by materiality or Buyer Material Adverse Effect will be true and correct in all material respects, on and as of such specified date or dates).

(b)                                 Agreements and Covenants of Buyer and Merger Sub.  Each of Buyer and Merger Sub shall have performed or complied in all material respects with all of its obligations, agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c)                                  No Material Adverse Change.  There shall not have occurred any Buyer Material Adverse Effect.

(d)                                 Officer’s Certificate.  Buyer shall have delivered to the Company a certificate, dated as of the Closing Date and executed by a duly authorized officer of Buyer, certifying compliance with the conditions set forth in Sections 7.3(a), (b) and (c).

(e)                                  No Litigation.  No litigation or proceeding will be pending or threatened which seeks to enjoin or prevent the consummation of the Transactions or any of the other transactions contemplated by this Agreement.

7.4                               Frustration of Closing Conditions.  Neither Buyer, Merger Sub or the Company may rely on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, if such failure was caused by such party’s failure to comply with any provisions of this Agreement.

ARTICLE VIII
INDEMNIFICATION; SURVIVAL OF

REPRESENTATIONS AND WARRANTIES

8.1                               Indemnification by the Company Stockholders.  Subject to the terms and conditions of this Article VIII, the Company Stockholders (the “Company Indemnifying Parties”) each agree, severally and not jointly in accordance with their respective Pro Rata Portions, to indemnify, defend and hold harmless Buyer and Buyer’s Affiliates, and their respective officers, directors, employees, agents, representatives, stockholders and permitted assigns (each, a “Buyer Indemnified Party”) from and against any and all Damages directly or indirectly incurred, paid or accrued in connection with, resulting from our arising out of:

(i)                                     any breach or alleged breach of any representation or warranty of the Company contained in this Agreement, the Company Disclosure Schedule or any certificate delivered by or on behalf of the Company or an officer of the Company pursuant hereto;

(ii)                                  any breach or alleged breach of any covenant or agreement of the Company or any Representative contained in this Agreement or any certificate delivered by or on behalf of the Company or an officer of the Company pursuant hereto;

(iii)                               any inaccuracy in the Closing Statement.

(iv)                              any amount payable by or on behalf of the Company Stockholders to Buyer pursuant to Section 2.7(e);

(v)                                 any Debt of the Company that is not paid in full at the Closing and not included in the final determination of Actual Debt in accordance with Section 2.7;

(vi)                              any Transaction Expenses that are not paid in full at the Closing and not included in the final determination of Actual Transaction Expenses in accordance with Section 2.7;

(vii)                           (i) all Taxes (or the non-payment thereof) of the Company for all Pre-Closing Tax Periods and pursuant to Section 6.9, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing, and (iv) any and all payroll and employment Taxes with respect to payments of any compensatory payments pursuant to or in accordance with this Agreement;

(viii)                        any Payoff Amounts not paid off prior to or concurrently with the Closing and not included in the Actual Debt set forth in Section 2.7; and

(ix)                              any claims by any current or past Company Stockholder as a result of the exercise of appraisal rights (net of any amount that would otherwise have been payable hereunder to the holder of Company Common Stock exercising appraisal rights);

(x)                                 fraud or intentional misrepresentation.

8.2                               Indemnification by Buyer.  Subject to the terms and conditions of this Article VIII, the Buyer and the Merger Sub (the “Buyer Indemnifying Parties”) agree, to jointly and severally, indemnify, defend and hold harmless the Company Stockholders, the Representative and the Affiliates of the

foregoing, and their respective officers, directors, employees, agents, representatives, stockholders and permitted assigns (each, a “Company Indemnified Party”) from and against any and all Damages directly or indirectly incurred, paid or accrued in connection with, resulting from our arising out of:

(a)                                 any breach or alleged breach of any representation or warranty of the Buyer or the Merger Sub contained in this Agreement or any certificate delivered by or on behalf of Buyer or the Merger Sub or an officer of Buyer or the Merger Sub pursuant hereto;

(b)                                 the breach or alleged breach of any covenant or agreement of the Buyer contained in Agreement or any certificate delivered by or on behalf of the Buyer or the Merger Sub or an officer of the Buyer or the Merger Sub pursuant hereto; and

(c)                                  any claim or assertion for broker’s or finder’s fees or expenses arising out of the Transactions by any Person claiming to have been engaged by the Buyer, the Merger Sub or any Affiliate of the foregoing.

8.3                               Survival; Liability Limitations.

(a)                                 Survival.

(i)                                     All representations and warranties of the Company in this Agreement or any certificate delivered pursuant hereto shall remain operative and in full force and effect (regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement), and survive the Closing until the date that is eighteen months following the Closing; provided, however, that, (A) the representations and warranties (or such other matters) pursuant to which claims for Special Damages (as defined below) shall remain operative and in full force and effect, and survive the Closing until the expiration of the applicable statutes of limitations for the subject matter thereof, and (B) such expiration shall not affect the rights of any Buyer Indemnified Party under this Article VIII or otherwise to seek recovery for Damages arising out of any Actual Fraud or intentional misrepresentation by the Company after the Closing.  If any indemnification claim is properly asserted pursuant to this Article VIII prior to the applicable expiration date of the applicable representation and warranty set forth in this Section 8.3(a)(i), then such representation and warranty shall survive until, but only for the purpose of, the resolution of such claim.  All covenants of the Company or the Representative herein will survive the Closing until the expiration of the applicable statutes of limitations for the subject matters thereof.  For purposes of this Agreement, Damages arising in connection with the inaccuracy, misrepresentation or default in or breach of the representations or warranties contained in (y) Sections 3.1 (Organization and Qualification; Subsidiaries), 3.2 (Organizational Documents), 3.3 (Authorization of Agreement), 3.4 (Capitalization), 3.10 (Employee Benefit Plans; Labor Matters), 3.11 (Taxes), Sections 3.13 (Intellectual Property), 3.17 and (Brokers), 3.20 (Certain Transactions and Agreement) are referred to as “Special Damages” and (z) Sections 3.14 (Intellectual Property Contracts) and 3.24 (Healthcare Matters) are referred to as “Intermediate Damages.”

(ii)                                  All representations and warranties of the Buyer and Merger shall remain operative and in full force and effect and survive the Closing until the date that is eighteen months following the Closing; provided, however, that, the representations and warranties of Buyer and Merger Sub set forth in Sections 4.1, 4.2 and 4.5 shall remain operative and in full force and effect, and survive the Closing until the expiration of the applicable statutes of limitations for the subject matter thereof.  All covenants of the Buyer or Merger Sub herein will survive the Closing until the expiration of the applicable statutes of limitations for the subject matters thereof.

(b)                                 Basket.  A Buyer Indemnified Party shall not be entitled to indemnification for Damages under Section 8.1(a)(i) unless the aggregate amount of all Damages under Section 8.1(a)(i) is in excess of $65,000 (at which time claims may be made for all Damages incurred or sustained in excess of such amount) (the “Basket”); provided, that the Basket shall not apply to (i) claims for Special Damages, (ii) claims for Intermediate Damages, (iii) claims arising out of fraud or intentional misrepresentation by the Company or (iv) claims for the failure to collect accounts receivable under Section 3.7(f).

(c)                                  Limitations.  Except in the case of Special Damages, Intermediate Damages or claims arising out of fraud or intentional misrepresentation by the Company, the maximum amount that Buyer Indemnified Parties may recover from the Company Stockholders pursuant to Section 8.1(a)(i) shall be $975,000.  The maximum amount that the Buyer Indemnified Parties may recover from the Company Stockholders for Intermediate Damages shall be $1,000,000.

(d)                                 Exclusive Remedy.  After the Closing and except for claims that cannot be waived as a matter of Law and claims for specific performance, injunctive or provisional relief or claims for fraud or intentional misrepresentation, indemnification pursuant to this Article VIII shall be the sole and exclusive remedy of the parties hereto in connection with breaches of representations, warranties, covenants or agreements of this Agreement.

(e)                                        Insurance Effect.  If, prior to the settlement and payment of a claim for Damages by the Indemnifying Party, a Buyer Indemnified Party receives a payment from an insurance carrier in connection with the Damages to which such claim relates, the amount of Damages recoverable by a Buyer Indemnified Party under this Article VIII from the Company Indemnifying Parties for such claim shall be reduced by the amount of such insurance payment received, net of any costs of collection, co-pays, deductibles or increases in premiums to be paid by the Buyer Indemnified Party related to the insurance carrier’s payment of such claim.  If a Buyer Indemnified Party receives any insurance payment in connection with any claim for Damages for which it already received payment from a Buyer Indemnifying Party, within thirty (30) days of receiving such insurance payment, the Buyer Indemnified Party shall pay to the Escrow Agent for deposit in the Escrow Account, the amount of the insurance payments received, net of any costs of collection, co-pays, deductibles or increases in premiums to be paid by the Buyer Indemnified Party related to the insurance carrier’s payment of such claim.  In the event the Indemnification Escrow Amount in the Escrow Account has been fully disbursed or has been closed, then within thirty (30) days of receiving such insurance payment, the Buyer Indemnified Party shall pay to the Representative the amount of such net insurance payments, for the Representative’s distribution of the same to the Company Stockholders in accordance with their Pro Rata Portion.

(f)                                   Tax Effect.  Notwithstanding anything to the contrary contained herein, the parties acknowledge that any net Tax benefit actually realized by the Buyer Indemnified Party in the taxable year of such Damages in the form of cash Tax-savings, as calculated on a with and without basis, as a result of the incurrence or payment of Damages shall be taken into account, on a dollar-for-dollar basis, in the calculation of the Damages incurred or suffered by the Buyer Indemnified Party.

(g)                                  Treatment of Indemnification.  All indemnification payments made under this Agreement shall be treated by all parties as an adjustment to the Per Share Consideration, to the extent permitted by Law.

8.4                               Satisfaction of Claims; Escrow.

(a)                                 Any indemnification of the Buyer Indemnified Parties pursuant to this Article VIII or for other amounts payable by the Company Stockholders under this Agreement (including, Section 2.7(e)) shall be effected by wire transfer of immediately available funds from the

Company Stockholder(s) to an account designated by Buyer within five (5) Business Days after the determination thereof; provided, however, that any amounts owing from the Company Stockholders pursuant to Section 8.1(a)(i) (other than for Special Damages or claims arising out of fraud or intentional misrepresentation by the Company) shall first be recovered out of the Indemnification Escrow Amount in the Escrow Account (to the extent such funds remain in the Escrow Account) and, thereafter, directly from the Company Stockholders as herein provided in accordance with payment instructions provided by Buyer Indemnified Parties, by the Buyer; provided that the Buyer Indemnified Party or the Buyer, as applicable, in its sole and absolute discretion, shall be entitled to (but not required to) satisfy any and all amounts payable by the Company Stockholders as Indemnifying Parties as a result of any Damages arising under Sections 2.7(e), 6.9 or  8.1(a) from the Indemnification Escrow Amount in the Escrow Account (to the extent such amounts remain in the Escrow Account).  The Buyer shall also be entitled, but shall not be required, to satisfy any amounts payable by a Company Stockholder under Section 2.7(e) from such Company Stockholder’s Pro Rata Portion of the Indemnification Escrow Amount, to the extent remaining in the Escrow Account.  Any amount paid from the Escrow Account shall reduce the affected Company Stockholder’s distribution upon termination of the applicable escrow.

(b)                                 On the date that is twelve (12) months from the Closing Date, the Escrow Agent shall release (y) the then remaining portion of the Indemnification Escrow Amount in the Escrow Account less (z) the aggregate amount for all Unresolved Claims as of such date, and pay to the Representative (for and on behalf of the Company Stockholders) such amount subject to applicable withholding, in accordance with each Company Stockholder’s Pro Rata Portion.

(c)                                  The portion of the Indemnification Escrow Amount retained for Unresolved Claims shall be released by the Escrow Agent (to the extent not utilized to pay Buyer for any such claims resolved in favor of Buyer) upon their resolution in accordance with Section 2.7, Article VIII and the Escrow Agreement.

(d)                                 Promptly following the date on which the Final Merger Consideration is determined in accordance with Section 2.7, the Representative shall instruct the Escrow Agent to pay the Representative (for and on behalf of the Company Stockholders) the then remaining portion of the Representative Escrow Amount in the Escrow Account subject to applicable withholding, in accordance with each Company Stockholder’s Pro Rata Portion, except that the Representative may instruct the Escrow Agent to retain an amount reasonably determined by the Representative (up to the total amount of the then remaining Representative Escrow Amount) to perform the Representative’s duties hereunder (the “Retained Representative Escrow Portion”).  The Retained Representative Escrow Portion shall be released by the Escrow Agent upon its receipt of a written notice signed by the Representative.

8.5                               Third Party Claims.

(a)                                 Notice of Third Party Claims.  In the event any Indemnified Party becomes aware of a third-party claim against an Indemnified Party that such Indemnified Party reasonably believes may result in indemnification pursuant to this Article VIII (a “Third Party Claim”), an Indemnified Party shall give written notification to the Indemnifying Party, of the commencement of any action, suit or proceeding relating to a Third Party Claim or, if earlier, upon the written assertion of any such Third Party Claim; provided, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve such Indemnifying Party from any obligation under this Article VIII, except to the extent such delay materially prejudices the Indemnifying Party.  Such notification shall include a description in reasonable detail (to the extent known by the Indemnified Party) of the facts constituting the basis for such Third Party Claim and the amount of the Damages claimed.  For purposes of this Section 8.5, the Representative shall act on behalf of the Company Indemnifying Parties and Company Indemnified Parties and (among other things) shall give and receive all notices under this Section 8.5.

(b)                                 Assumption of Defense, etc.  In the event of a Third Party Claim, the Indemnifying Party may elect to assume the defense of the Third Party Claim by written notice delivered to the Indemnified Party within fifteen (15) days after receiving the Indemnified Party’s notice pursuant to Section 8.5(a); provided that prior to the Indemnifying Party assuming control of such defense it shall first provide the Indemnified Party with evidence that the Indemnifying Party will have the financial resources to defend against such claim and fulfill its indemnification obligations hereunder.  If the Indemnifying Party so assumes any such defense, the Indemnifying Party shall conduct the defense of the Third Party Claim actively and diligently.  The Indemnifying Party shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

(c)                                  Limitations on Indemnifying Party Control.  In the event that the Indemnifying Party assumes the defense of the Third Party Claim in accordance with Section 8.5(b) above, the Indemnified Party may retain separate counsel and participate in the defense of the Third Party Claim, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party expense (it being agreed that the Indemnifying Party will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnifying Party effectively assumes control of such defense), unless the Indemnified Party shall reasonably determine that there is a material conflict of interest between or among the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, in which case the reasonable fees and expenses of such counsel will be borne by the Indemnifying Party.  The Indemnifying Party will not be entitled to assume control of the defense of such claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party, if (i) the Indemnified Party reasonably believes that an adverse determination of such Third Party Claim could be materially detrimental to or materially injure the Indemnified Party’s (or its Affiliates’) reputation or future business prospects, (ii) the Indemnified Party reasonably believes that a conflict of interest exists or could arise which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Third Party Claim, other than a conflict which may exist due to the underlying nature of the duty to indemnify; (iii) a court of competent jurisdiction rules that the Indemnifying Party has failed or is failing to prosecute or defend such claim; (iv) the Third Party Claim seeks non-monetary relief or involves criminal or quasi criminal allegations or (v) involves expected exposure (whether monetary or otherwise, and whether in such Third Party Claim or as a result thereof) arising out of such Third Party Claim to the Indemnified Party in excess of the Indemnifying Party’s expected exposure (whether monetary or otherwise, and whether in such Third Party Claim or as a result thereof) arising out of such Third Party Claim after taking into account all of the claims and causes of action (and underlying facts and circumstances) upon which such Third Party Claim is premised and the indemnification obligations of the Indemnifying Party and limits thereon hereunder (as determined in good faith at the outset of such claim by mutual consultation and negotiation between the Indemnifying Party and the Indemnified Party).

(d)                                 Indemnified Party’s Control.  In the event that the Indemnifying Party fails or elects not to assume the defense of the Indemnified Party against such Third Party Claim that the Indemnifying Party had the right to assume under Section 8.5(b) above, the Indemnified Party shall have the right to undertake the defense and the Indemnifying Party shall have the right to participate at its own expense with counsel selected by it.

(e)                                  Access. The Indemnified Party named in a Third Party Claim will cooperate in the defense thereof and will provide reasonable access to documents, assets, properties, books, and records reasonably requested by the Indemnifying Party and material to the Third Party Claim and will make available all officers, directors, and employees reasonably requested by the Indemnifying Party for investigation, depositions, and trial.

8.6                               Indemnification Procedure.

(a)                                       With respect to claims for Damages for which indemnification is believed by an Indemnified Party to be due by an Indemnifying Party under this Article VIII (including with respect to a Third Party Claim), the Indemnified Party shall provide notice of such Damages to the Indemnifying Party (the “Claim Notice”), stating in reasonable detail the circumstances giving rise to the Damages, specifying the representation, warranty, covenant or agreement (if applicable) alleged to have been breached, specifying (in good faith) the estimated amount of the Damages (if quantifiable), and making a request for any payment then believed due for indemnification.

(b)                                       Following receipt of such Claim Notice, the Indemnifying Party shall have thirty calendar days to deliver a written notice objecting to the Indemnified Party’s claims set forth in the Claim Notice (the “Indemnification Objection Notice”).  If the Indemnifying Party fails to deliver an Indemnification Objection Notice within such 30 day period, such failure shall be an irrevocable acknowledgement and be deemed to be an agreement by the Indemnifying Party that the Indemnified Party shall be entitled to the full amount of the claim for Damages set forth in the Claims Notice, and the amount of such Damages shall be satisfied by the Company Stockholders in accordance with this Agreement and the Escrow Agreement.

(c)                                        In the event the Indemnifying Party delivers an Indemnification Objection Notice, both the Indemnified Party and the Indemnifying Party shall use commercially reasonable efforts to cooperate and arrive at a mutually acceptable resolution of such dispute within the next thirty (30) days.  If a mutually acceptable resolution cannot be reached between the Indemnified Party and the Indemnifying Party within such thirty (30) day period, the parties may thereupon proceed to pursue any and all available remedies at law.

(d)                                       For purposes of this Section 8.6, the Representative shall act on behalf of the Company Indemnifying Parties and Company Indemnified Parties and (among other things) shall give and receive all notices under this Section 8.6.

8.7                               No Contribution.  Indemnification obligations under this Article VIII will be determined without regard to any right to indemnification which any Company Stockholder may have in his, her or its capacity as an officer, director, employee or agent of the Company prior to the Closing and no such Company Stockholder will be entitled to any indemnification from the Company for amounts paid for indemnification under this Article VIII.

8.8                               Representative; Fees and Expenses.

(a)                                 For purposes of this Agreement, each Company Stockholder consents and agrees to the appointment of Barry M. Rundquist as the representative of such Company Stockholders, as the attorney-in-fact and agent for and on behalf of each such Company Stockholder, and the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by them under or contemplated by this Agreement and the other documents contemplated hereby, including the exercise of the power to:

(i)                                     execute this Agreement and other agreements, documents and certificates pursuant to such agreements, including all amendments to such agreements, and take all actions required or permitted to be taken under such agreements,

(ii)                                  agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to such indemnification or other claims,

(iii)                               receive and forward notices and communications pursuant to this Agreement,

(iv)                              take all actions necessary in the judgment of the Representative for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and any other agreements, documents and certificates related thereto.

(v)                                 take any and all action on behalf of the Company Stockholders from time to time as the Representative may deem necessary or desirable to defend, pursue, resolve and/or settle disputes or claims under this Agreement,

(vi)                              consent on behalf of the Company Stockholders with respect to matters under this Agreement or the Transactions,

(vii)                           engage and employ agents and representatives (including accountants, legal counsel and other professionals) and incur such other expenses as the Representative deems necessary or prudent in connection with the administration of the foregoing, and

(viii)                        enter into, and take action under, the Escrow Agreement on behalf of the Company Stockholders.

Barry M. Rundquist accepts his appointment as Representative.  Representative is authorized by each Company Stockholder to act on its behalf as required hereunder.  Each Company Stockholder agrees that such agency, proxy and power of attorney are coupled with an interest, and are therefore irrevocable without the consent of the Representative and the Buyer and shall survive the death, incapacity, or bankruptcy of such Company Stockholder.  Each Company Stockholder acknowledges and agrees that, upon execution of this Agreement, any delivery by the Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by the Representative or any decisions made by the Representative pursuant to this Section 8.8 shall bind such Company Stockholder as fully as if such Company Stockholder had executed and delivered such documents or made such decisions, and the Buyer Indemnified Parties will be entitled to rely on any action or decision of the Representative.

(b)                                 The Representative shall not have by reason of this Agreement a fiduciary relationship in respect of any Company Stockholder, except in respect of amounts received on behalf of such Company Stockholder.  The Representative shall not be liable to any Company Stockholder for any action taken or omitted by him or her or any agent employed by the Representative under this Agreement or any document or agreement delivered in connection herewith, except that the Representative shall not be relieved of any liability imposed by Law for fraud, gross negligence or willful misconduct.  The Representative shall not be liable to any of the Company Stockholders for any apportionment or distribution of payments made by him or her in good faith, and if any such apportionment or distribution is subsequently determined to have been made in error, the sole recourse of any Company Stockholder to whom payment was due, but not made, shall be to recover from other Company Stockholders any payment in excess of the amount to which they are determined to have been entitled.  The Representative shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement.

(c)                                  At any time, the Company Stockholder who received a majority in interest of the Merger Consideration can appoint a replacement Representative or remove the Representative by written consent by sending notice and a copy of the duly executed written consent appointing such new Representative to Buyer.  Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Buyer.

(d)                                 The parties acknowledge that the Representative’s obligations under this Article VIII are solely as a representative of the Company Stockholders with respect to the obligations to indemnify the Buyer Indemnified Parties under this Article VIII and that the Representative (as a Representative and not as a Company Stockholder) shall have no personal responsibility for any expenses incurred by it in such capacity and/or for any breach of any of the Company’s representations and warranties or any non-fulfillment or breach of any covenant or agreement of the Company or any Company Stockholder in this Agreement or any other document or agreement delivered in connection herewith.  Without limiting the foregoing, the Company Stockholders agrees to reimburse the Representative of all reasonable out-of-pocket expenses incurred by the Representative in the performance of his, her or its duties hereunder.

ARTICLE IX
TERMINATION

9.1                               Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)                                 by mutual written consent of Buyer (on behalf of itself and Merger Sub) and the Company (on behalf of itself and the Representative);

(b)                                 by Buyer (on behalf of itself and Merger Sub), upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case which (i) would give rise to the failure of a condition set forth in Section 7.2 and (ii) has not been cured within ten (10) Business Days following the earlier of receipt by Buyer of written notice of such breach or untruth from the Company or receipt by the Company of written notice of such breach or untruth from Buyer;

(c)                                  by the Company (on behalf of itself and the Representative), upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case which (i) would give rise to the failure of a condition set forth in Section 7.3 and (ii)  has not been cured within ten (10) Business Days following the earlier of receipt by the Company of written notice of such breach or untruth from Buyer or receipt by Buyer or of written notice of such breach or untruth from the Company;

(d)                                 by either Buyer (on behalf of itself and Merger Sub) or the Company (on behalf of itself and the Representative), if there shall be any Law, order, injunction or decree which is final and nonappealable preventing the consummation of the Transactions or that makes consummation of the Transactions illegal;

(e)                                  by Buyer (on behalf of itself and Merger Sub) upon written notice to the Representative, if the Company Stockholder Approval shall not have been delivered to Buyer in accordance with Section 6.4 above); or

(f)                                   by either Buyer (on behalf of itself and Merger sub) or the Company (on behalf of the Company Stockholders and the Representative), if the Closing shall not have occurred by March 17, 2014 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1 shall not be available to any party whose failure or whose Affiliates’ failure to perform any material covenant, agreement or obligation hereunder has been the principal cause of the failure of the Closing to occur on or before such Outside Date.

9.2                               Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void, there shall be no liability on the part of any party hereto or their respective officers, directors, stockholders, managers or partners and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party hereto of any liability for any and all of the Damages suffered by the other party hereto as a result of any willful breach of such party’s representations, warranties, covenants or agreements contained in this Agreement.  Notwithstanding the foregoing, the provisions of this Section 9.2, Section 9.3 and Articles I and X shall survive any termination of this Agreement.  No termination of this Agreement shall affect the obligations of the parties under the Confidentiality Agreement.

9.3                               Fees and Expenses.  Other than as agreed to in writing by the parties hereto or as expressly set forth herein, all fees, costs and expenses (including, without limitation, the fees and expenses of legal counsel, accountants, investment bankers, or other representatives and consultants) incurred in connection with this Agreement and the Transactions will be paid by the party incurring such fees, costs or expenses, whether or not the Merger is consummated.

ARTICLE X
GENERAL PROVISIONS

10.1                        Notices.  All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given, received and effective (i) upon receipt, if delivered personally, (ii) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested), (iii) one (1) Business Day after being sent by overnight courier service (providing written proof of delivery), and (iv) upon transmission, if sent by facsimile or electronic transmission (with confirmation of transmission), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or to the facsimile number or email address specified below:

If to the Company (prior to the Closing), to:

Unibased Systems Architecture, Inc.
14323 South Outer 40 Road
Suite 300 South
Chesterfield, MO  63017
Tel:  (314) 878-3661
Fax:  (314) 878-2674
Attention:  Jon Castner

with a copy to (which shall not constitute notice):

Armstrong Teasdale LLP

7700 Forsyth Blvd.

St. Louis, MO 63105

Tel:  (314) 552-6640

Fax:  (314) 612-2348

Attention:  Thomas Lowther

If to Buyer or Merger Sub or to the Company (following the Closing), to:

Streamline Health, Inc.

1230 Peachtree Street NE
Suite 1000

Atlanta, Georgia  30309

Tel:  (404) 446-2052

Fax:  (513)-672-9247

Attention:  Nicholas Meeks

and a copy to (which shall not constitute notice):

Morris, Manning & Martin, LLP

3343 Peachtree Road, NE

1600 Atlanta Financial Center

Atlanta, Georgia  30326

Tel:  (404) 233-7000

Fax:  (404) 365-9532

Attention:  David M. Calhoun

If to the Representative, to:

Barry M. Rundquist
175 Black Rock Lane
St. Charles, Missouri 63304
Tel:  (314) 486-1650

with a copy to (which shall not constitute notice):

Armstrong Teasdale LLP

7700 Forsyth Blvd.

St. Louis, MO 63105

Tel:  (314) 552-6640

Fax:  (314) 612-2348

Attention:  Thomas Lowther

10.2                        Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Section references herein are, unless the context otherwise requires, references to sections of this Agreement.

10.3                        Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

10.4                        Entire Agreement.  This Agreement (together with the Exhibits hereto, and the Company Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement of the parties with respect to the subject matter thereof, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof.

10.5                        Disclosure Schedules.  The Company Disclosure Schedule shall be subject to the following terms and conditions:  (a) the Schedules contained in the Company Disclosure Schedule shall each be arranged in Sections corresponding to the numbered sections contained in Articles III, and the disclosure in any Schedule in the Company Disclosure Schedule shall address and qualify only the corresponding Schedule in Articles III; provided, however, that for convenience purposes, disclosures in one Schedule of the Company Disclosure Schedule may be specifically cross-referenced to another Schedule of the Company Disclosure Schedule and any information set forth in a particular Schedule or subsection thereof shall be deemed to be disclosed in each other Schedule or subsection thereof to which the relevance of such information is reasonably apparent on its face from the nature of the disclosure; and (b) headings and introductory language have been inserted on the sections of the Company Disclosure Schedule for convenience of reference only and shall to no extent have the effect of amending or changing the express description of the sections as set forth in this Agreement. The inclusion of any matter on any schedule shall not constitute an admission by the Company that such matter is material, is required to be disclosed thereon or would reasonably be expected to have a Company Material Adverse Effect.  Terms used in the Schedules and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement.

10.6                        Amendment.  Subject to applicable Law, prior to the Effective Time, this Agreement may not be amended except by an instrument in writing signed by Buyer, Merger Sub, the Company and the Representative.  Subject to applicable Law, following the Effective Time, this Agreement may not be amended except by an instrument in writing signed by Buyer, the Surviving Corporation and the Representative.

10.7                        Waiver.  Any party hereto entitled to the benefits thereof may (a) extend the time for the performance of any of the obligations or other acts of any other party hereto, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other party with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

10.8                        Assignment.  No party hereto may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto; provided, however, that Buyer may, without the consent of any other party hereto, assign this Agreement and the documents related hereto (a) to any of its majority owned Subsidiaries, (b) by operation of law; (c) in connection with any merger, consolidation or sale of all or a significant portion of its assets or in connection with any similar transaction or (d) to one or more lenders for collateral security purposes, provided, that the obligations of Buyer under this Agreement shall continue to be binding upon Buyer.  This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Any assignment in violation of this Section 10.8 will be void.

10.9                        Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and the Indemnified Parties and the successors and assigns of the foregoing, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.10                 Specific Performance.  The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Transactions, may cause irreparable injury to the other parties for which damages, even if available, may not be an adequate remedy.  Accordingly, each party hereby agrees that any party may seek injunctive relief by any court of competent jurisdiction to compel performance of another party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

(b)                                             Notwithstanding Section 10.10(a), it is explicitly agreed that the Company shall be entitled to seek specific performance of Buyer’s obligation to consummate the Merger and the other transactions contemplated by this Agreement, including to effect the Closing in accordance with Article II, on the terms and subject to the conditions in this Agreement, if and only if (i) all conditions in Sections 7.1, 7.2 and Section 7.3 have been satisfied (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be satisfied as of such date) at the time when the Closing would have occurred), (ii) the Financing has been funded or will be funded at the Closing and (iii) the Company has irrevocably confirmed in writing to Buyer that if specific performance is granted and the Financing is funded, then the Closing pursuant to Article II will occur.

10.11                 Failure or Indulgence Not Waiver; Remedies Cumulative.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.  Except as otherwise explicitly provided for elsewhere herein, all rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

10.12                 Governing Law; Exclusive Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.  Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court with appropriate subject matter jurisdiction within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

10.13                 Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

10.14                 Counterparts.  This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The Agreement shall become effective when Buyer, Merger Sub, the Company and the Representative shall have executed this Agreement.  This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of E-mail, a facsimile machine or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

10.15                 Interpretation.  When reference is made in this Agreement to an Article, Exhibit or a Section, such reference shall be to an Article, Exhibit or Section of this Agreement, unless otherwise indicated.  The table of contents, table of defined terms and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.  Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  When reference is made herein to “the business of” an entity, such reference will be deemed to include the business of all Subsidiaries of such entity, and when reference is made herein to the business of any Person being conducted in the “ordinary course,” such reference means the conduct of such Person’s business operations in the ordinary course, consistent with past customs and practices.  When used herein, “dollar” or “$” means the U.S. dollar.  “Made available,” “provided,” “furnished” and words of similar import means the posting by or on behalf of the Company of materials to a virtual data room managed by Broker (as such virtual data room existed as of three (3) Business Days prior to the date hereof) and made accessible to Buyer and the Buyer Representative.

10.16                 Conflict Waiver.  Notwithstanding that the Company has been represented by Armstrong Teasdale (the “Law Firm”) in connection with the Transactions, the Buyer, Merger Sub and the Company agree that after the Closing, the Law Firm may represent the Representative, the Company Stockholders and/or their affiliates in matters related to the Transactions, including without limitation in respect of any indemnification claims. The Company hereby acknowledges, on behalf of itself and its Affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation.

10.17                 No Recourse.  Except in their capacity as Company Stockholders or in the case of fraud or intentional misrepresentation, no past or present owner, director, officer, employee, incorporator, organizer, agent, attorney or other representative of the Company or any of the Company Stockholders shall have any personal liability for any representations, warranties, obligations or liabilities of the Company under this Agreement, the Schedules or any certificate.

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IN WITNESS WHEREOF, Buyer, Merger Sub, the Company and the Representative have caused this Agreement to be signed, all as of the date first written above.

BUYER		COMPANY

Streamline Health, Inc.		Unibased Systems Architecture, Inc.

By:	/s/ Robert E. Watson	By:	/s/ Lawrence V. Covington

Name: Robert E. Watson		Name: Lawrence V. Covington

Title: President & Chief Executive Officer		Title: President and Chief Executive Officer

MERGER SUB		REPRESENTATIVE:

Arch United Acquisition, Inc.		/s/ Barry M. Rundquist
BARRY M. RUNDQUIST
By:	/s/ Robert E. Watson

Name: Robert E. Watson

Title: President & Chief Executive Officer